HOBBS BROOK OFFICE PARK

333 Wyman Street

Waltham, Massachusetts

OFFICE LEASE

Altus Pharmaceuticals Inc., a Delaware corporation, as Tenant

ARTICLE I	REFERENCE DATA	1
1.1	SUBJECTS REFERRED TO	1
1.2	EXHIBITS	3
ARTICLE II	PREMISES; TERM; RENT	3
2.1	PREMISES AND EXCLUSIONS	3
2.2	APPURTENANT RIGHTS	5
2.3	RESERVATIONS	5
2.4	TERM	6
2.5	ANNUAL FIXED RENT	8
2.6	ADDITIONAL RENT - OPERATING EXPENSES AND TAXES	9
2.7	ELECTRICITY	11
ARTICLE III	CONSTRUCTION	12
3.1	LANDLORD WORK	12
3.2	ENTRY BY TENANT PRIOR TO TERM COMMENCEMENT DATE	12
ARTICLE IV	LANDLORD’S COVENANTS	12
4.1	LANDLORD’S COVENANTS	12
4.2	INTERRUPTION	13
4.3	INSURANCE	14
ARTICLE V	TENANT’S ADDITIONAL COVENANTS	14
5.1	MAINTENANCE AND REPAIR	14
5.2	USE, WASTE AND NUISANCE	15
5.3	COMPLIANCE WITH LAW	16
5.4	RULES AND REGULATIONS	16
5.5	INDEMNIFICATION AND INSURANCE	16
5.6	TENANT’S PROPERTY	17
5.7	ENTRY FOR REPAIRS AND INSPECTIONS	18
5.8	ASSIGNMENT, SUBLETTING	18
5.9	ALTERATIONS	19
5.10	SURRENDER	20
5.11	PERSONAL PROPERTY TAXES	20
5.12	SIGNS	21
ARTICLE VI	CASUALTY AND TAKING	21
6.1	DAMAGE BY FIRE OR CASUALTY	21
6.2	CONDEMNATION - EMINENT DOMAIN	22
6.3	EMINENT DOMAIN AWARD	23
ARTICLE VII	DEFAULT	23
7.1	TERMINATION FOR DEFAULT OR INSOLVENCY	23
7.2	REIMBURSEMENT OF LANDLORD’S EXPENSES	24
7.3	DAMAGES	24
7.4	MITIGATION	25
7.5	CLAIMS IN BANKRUPTCY	25
7.6	INTEREST ON UNPAID AMOUNTS	25
7.7	LATE FEE	26
7.8	VACANCY DURING LAST TWO MONTHS	26
7.9	EXPENSES AND ATTORNEYS’ FEES	26
7.10	WAIVER OF TRIAL BY JURY	26
ARTICLE VIIIMISCELLANEOUS		26
8.1	HOLDOVER	26
8.2	ESTOPPEL CERTIFICATES	27
8.3	NOTICE	27
8.4	LANDLORD’S RIGHT TO CURE	27
8.5	SUCCESSORS AND ASSIGNS	28
8.6	BROKERAGE	28
8.7	WAIVER	28
8.8	ACCORD AND SATISFACTION	28
8.9	REMEDIES CUMULATIVE	29
8.10	PARTIAL INVALIDITY	29
8.11	WAIVERS OF SUBROGATION	29
8.12	ENTIRE AGREEMENT	29
8.13	NO AGREEMENT UNTIL SIGNED	29
8.14	TENANT’S AUTHORIZED REPRESENTATIVE	30
8.15	NOTICE OF LEASE	30
8.16	TENANT AS BUSINESS ENTITY	30
8.17	RELOCATION	31
8.18	FINANCIAL STATEMENTS	31
8.19	SECURITY DEPOSIT	31
8.20	MISCELLANEOUS PROVISIONS	33
ARTICLE IX	LANDLORD’S LIABILITY AND ASSIGNMENT FOR FINANCING	34
9.1	LANDLORD’S LIABILITY	34
9.2	ASSIGNMENT OF RENTS	35
ARTICLE X	SUBORDINATION AND NON-DISTURBANCE	36

HOBBS BROOK OFFICE PARK

Waltham, Massachusetts

LEASE dated October 29, 2007

ARTICLE I

REFERENCE DATA

1.1 SUBJECTS REFERRED TO

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article I.

LANDLORD:		275 Wyman LLC, a Delaware limited liability
company
LANDLORD’S ADDRESS:		P. O. Box 549249 c/o 225 Wyman Street
Waltham, Massachusetts 02454-9249
Attention: Real Estate Manager
TENANT:		Altus Pharmaceuticals Inc., a Delaware
corporation
TENANT’S ORIGINAL ADDRESS:		640 Memorial Drive
Cambridge, Massachusetts 02139
Attention: Chief Financial Officer
With a copy to:
640 Memorial Drive
Cambridge, Massachusetts 02139
Attention: General Counsel
PREMISES ADDRESS:		333 Wyman Street
Waltham, Massachusetts 02451
610 Lease		The certain Lease between the Tenant and
610 Lincoln LLC, an affiliate of Landlord, dated
as of the date hereof for the lease of space at
610 Lincoln Street North, Waltham,
Massachusetts.
ESTIMATED TERM
COMMENCEMENT DATE:		April 1, 2008
TERM COMMENCEMENT DATE:		As defined in Section 2.4.

TERM EXPIRATION DATE:		The last day of the tenth (10th)
Lease Year, subject to extension as set
forth in Section 2.4.1

LEASE YEAR:		Each Lease Year shall consist of twelve (12)
calendar months beginning with the Term
Commencement Date, except that if the Term
Commencement Date is not the first day of a
calendar month, then Lease Year 1 shall include
the partial month at the beginning of the Term
in addition to the following twelve (12)
calendar months, and the Annual Rent for Lease
Year 1 shall be proportionately increased.
ANNUAL FIXED RENT:
Rent Per Square Foot
of Premises Rentable
Lease Year	Annual Fixed Rent	Monthly Fixed Rent	Floor Area

1-5	$2,460,447.50	$205,037.29	$29.50
6-10	$2,752,365.00	$229,363.75	$33.00
Annual Operating Expenses per square foot of
Rentable Floor Area for the calendar year 2009
BASE OPERATING EXPENSES		(which amount shall be adjusted to reflect 95%
PER SQUARE FOOT OF		occupancy if Tenant does not lease 100% of the
RENTABLE FLOOR AREA:		Rentable Floor Area of Building).
BASE TAXES PER SQUARE FOOT OF RENTABLE FLOOR		Landlord’s Taxes per square foot of Rentable
AREA:		Floor Area for the calendar year 2009.
IMPROVEMENT ALLOWANCE:		$15.00 per square foot of Rentable Floor Area of
the Premises ($1,251,075.00).
SPACE PLANNING ALLOWANCE:		$2.25 per square foot of Rentable Floor Area of
the Premises ($187,661.25)
LAND:		The land upon which the Building is situated
including parking areas, garages, drives, walks,
landscaped areas and other common areas serving
the Building.
BUILDING:		The entire building known and numbered as
333 Wyman Street, Waltham, Massachusetts and all
other improvements on the Land.
RENTABLE FLOOR AREA OF BUILDING:		Conclusively agreed to be 83,405 square feet.
PREMISES:		The space delineated on Exhibit A-l.

RENTABLE FLOOR AREA		Conclusively agreed to be 83,405 square feet
OF PREMISES:		located in the Building.
PERMITTED USES:		General Office Uses
SECURITY DEPOSIT:		Cash or irrevocable letter of credit as set
forth in Section 8.18 in the initial amount of
$1,850,000.

PUBLIC LIABILITY INSURANCE:			$5,000,000.00
BROKER:		Cresa Partners and Wyman Street Advisors
Jonathan Lieber, Chief Financial Officer (except
with respect to Tenant’s Initial Construction,
TENANT’S AUTHORIZED		for which Tenant’s Authorized Representative
REPRESENTATIVE:		shall be John Alleruzzo)
LANDLORD’S AUTHORIZED REPRESENTATIVE:		Donald G. Oldmixon

1.2 EXHIBITS

The following is a list of Exhibits attached to this Lease.

Exhibit A-1:	Plan of Premises
Exhibit A-2:	Parking Plan
Exhibit B:	Tenant’s Initial Construction
Exhibit B-1:	Landlord’s Work
Exhibit B-2:	Landlord’s Work Schedule
Exhibit C:	Confirmation of Lease Commencement
Exhibit D:	Heat and Air Conditioning Specification

ARTICLE II

PREMISES; TERM; RENT

2.1 PREMISES AND EXCLUSIONS

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The Premises exclude exterior parking areas, common areas and facilities of the Building, entranceways and other exterior common areas and facilities.

This Lease is subject to all easements, restrictions, agreements, and encumbrances of record as of the date hereof to the extent in force and applicable. Landlord represents that such title matters shall not affect any of Tenant’s rights under this Lease in any material and adverse respect.

2.1.1 RIGHT OF FIRST OFFER FOR LEASE OF SPACE IN 303 WYMAN STREET

Simultaneously with any offer to lease space in the building known as 303 Wyman Street, Waltham, Massachusetts, to any third party, Landlord shall offer to lease such space (the “Offered Space”) to Tenant on the same rental terms and conditions as Landlord is then offering the third party (including any concessions then being offered by Landlord, if any), but for a term coterminous with the Term (so long as there are at least two [2] Lease Years remaining in the Term at the time the Offered Space is offered to Tenant), provided, however, that if there are less than two (2) Lease Years left in the Term at the time Tenant leases the Offered Space, then Tenant may exercise its right to lease the Offered Space only if Tenant has remaining, and exercises, an Extension Option under Section 2.4.1 for the Premises so that the Offered Space shall be leased by Tenant for a term coterminous with the Term. Accordingly, if the Tenant exercises its right hereunder and there are less than two (2) Lease Years remaining in the Term, Tenant may exercise its rights hereunder and the term for the Offered Space shall be the then remaining Term at the time the Offered Space is offered to Tenant; if Tenant exercises its Extension Option, if any, the term for such Offered Space shall be for the remainder of the Term, as extended. The tenants of the Offered Space as of the date hereof, which are FitCorp Fitness Centers, LLC and Applied Marketing Science, Inc., or any successor, assign or affiliate of any of the foregoing under such leases shall not be considered a “third party” for purposes of this Section 2.1.1. In the event that Tenant waives (or is deemed to have waived) its rights to any Offered Space that is offered to Tenant in accordance with this Section 2.1.1, then the party to any such lease, or any successor, assign or affiliate of such party under any such lease shall not be considered a “third party” for purposes of this Section 2.1.1, and Landlord shall be free to lease the Offered Space to any of the foregoing without offering the same to Tenant until such space becomes available again.

Any offer by Landlord under this Section 2.1.1 may be accepted by Tenant by written notice given within fifteen (15) Business Days of delivery of Landlord’s offer (failing which, such offer shall be deemed conclusively waived by Tenant, and Landlord shall have no further obligation to offer such Offered Space to Tenant nor shall Tenant have any further right to lease the same except as provided under this Section 2.1.1). In the event that Tenant accepts any offer by Landlord under this section, the leasing of such Offered Space shall be documented by an amendment to this Lease. Tenant’s rights under this Section 2.1.1 with respect to a particular offer by Landlord hereunder shall be rendered void, at Landlord’s election, if Tenant is in default (subject to any applicable notice and cure periods) at the time Landlord offers any space to a third party or at the time Tenant’s lease of any Offered Space under this Section 2.1.1, would otherwise commence. If Landlord does not enter into a lease of such space within nine (9) months after the date of Landlord’s offer to Tenant or if the lease which Landlord intends to enter into contains terms which are materially different or contains a rental rate which is less than ninety percent (90%) of the rental which is offered to Tenant, such space shall be deemed available space and Landlord shall have to present such space again to Tenant, and Landlord shall thereafter give the notice to Tenant required by this Section.

If Tenant exercises its rights under this Section 2.1.1, Landlord shall use reasonable efforts to deliver the Offered Space as set forth in Landlord’s offer. Landlord’s failure to deliver, or delay in delivering, all or any part of the Offered Space by reason of Force Majeure, as such term is defined in Section 4.2, and including continued occupancy of any such Offered Space by any occupant thereof shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such Offered Space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease; provided that if delivery of the Offered Space does not occur within sixty (60) days after the delivery date set forth in Landlord’s Offer, Tenant may elect to withdraw its exercise of its rights under this Section 2.1.1 by notice given within ten (10) Business Days after the expiration of such sixty (60) day period. If Tenant so notifies Landlord, Tenant’s Right of First Offer under this Section 2.1.1 shall not apply to the next lease of the Offered Space in question (but shall apply to subsequent leases thereafter).

This Section 2.1.1 shall not be construed to grant to Tenant any rights or interest in any space in the Building and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages and Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.

Tenant’s rights under this Section 2.1.1 are personal to Tenant and shall not apply to any Transferee of Tenant (other than a Transferee under a Permitted Transfer). If at the time of any Landlord’s offer hereunder the Tenant has Transferred more than twenty-five percent (25%) of the Premises (not including Permitted Transfers), then Tenant’s rights under this Section 2.1.1 shall not be applicable with respect to such offer.

2.2 APPURTENANT RIGHTS

Tenant shall have, as appurtenant to the Premises, rights to use in common (subject to reasonable rules of general applicability to tenants and other users of the Building, if any, from time to time made by Landlord of which Tenant is given written notice): (a) the loading platform serving the Building (and Tenant’s rights thereto shall be exclusive [subject to use by Landlord in connection with Landlord’s obligations under this Lease] so long as Tenant leases one hundred percent [100%] of the Rentable Area of Building); (b) common driveways and walkways necessary for access to the Building; (c) the roof of the Building for telecommunications antennae; (d) the parking areas (as the same are shown on the attached Exhibit A-2; and such areas shall maintain a parking ratio of at least 3.5 spaces per 1,000 rentable square feet of the Premises) (it being agreed that fifteen (15) of such spaces shall be designated for exclusive use by Tenant for visitor parking, which fifteen (15) parking spaces shall be mutually agreed upon by Landlord and Tenant) and facilities serving the Building from time to time intended for general use by Tenant, other Building tenants (if any), and visitors, subject to reasonable rules from time to time made by Landlord of which Tenant is given notice; and (e) any other facilities generally available to tenants in the Hobbs Brook Office Park, subject to reasonable rules from time to time in effect of which Tenant is given notice. Landlord shall maintain the common areas and facilities in good order and condition. In addition, Landlord hereby grants Tenant the right to access 303 Wyman Street from 333 Wyman Street for the use of the fitness facility and other amenities which may be available in the Hobbs Brook Office Park from time to time, which right of access shall be constructed as part of Landlord’s Work. Nothing contained in the Lease shall prohibit or otherwise restrict Landlord from changing, from time to time, without notice to Tenant, the location, layout or type of the forgoing common areas and facilities, provided that no such change shall materially and adversely affect Tenant’s appurtenant rights set forth in this Section 2.2 and Landlord shall not substantially reduce the number of parking spaces available for use of tenants of Hobbs Brook Office Park or the parking ratio set forth above by more than five (5) parking spaces. Tenant shall have the right to use the existing emergency generator left by a former tenant of the Building (the “Emergency Generator”) for backup power to the Premises. Landlord makes no representation or warranty with respect to the Emergency Generator, including without limitation as to its condition or suitability for Tenant’s uses. Tenant shall be responsible for the maintenance of the Emergency Generator and Landlord shall have no obligation with respect thereto. If for any reason the Emergency Generator ceases to operate or is otherwise unavailable, then Landlord shall permit Tenant (without any obligation on the part of Tenant to do so) to install a replacement generator in the location of the Emergency Generator to be installed and maintained by Tenant at Tenant’s sole cost and expense subject to all applicable terms and provisions of this Lease.

2.3 RESERVATIONS

Landlord reserves the right from time to time, with telephonic notice and without unreasonable (except in emergency) interruption of Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building and (b) to alter or relocate any other common facility, including without limitation any lobby and courtyard areas. Installations, replacements and relocations referred to in clause (a) above shall be located as far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Landlord shall provide Tenant with reasonable prior notice of any such installation, replacement or relocation and shall use reasonable efforts to schedule the making thereof so as to minimize, to the extent practicable, the interference with Tenant’s business operations. Landlord’s reservations set forth in this Section 2.3 shall not be applicable in the event that Tenant leases one hundred percent (100%) of the Rentable Area of Building.

2.4 TERM

(a) If the Term Commencement Date is a date certain agreed upon by the parties at the time of execution of this Lease, the Term Commencement Date shall be as set forth in Section 1.1 and the Term shall begin at 12:01 a.m. on such date and shall end at 12:00 midnight on the Term Expiration Date set forth in Section 1.1 or on such earlier date pursuant to the provisions of this Lease; otherwise, the following provisions shall govern.

(b) If the Term Commencement Date is not a date certain, the Term shall begin at 12:01 a.m. on the earlier to occur of the following (i) or (ii), which date shall be the “Term Commencement Date,” and shall end at 12:00 midnight on the Term Expiration Date set forth in Section 1.1 or on such earlier date pursuant to the provisions of this Lease.

(i) The date Tenant enters into possession of all or any portion of the Premises for the conduct of its business. (The event described in the prior sentence shall not be deemed to occur by virtue of the installation or testing of computers or other equipment or the installation of other property of Tenant in the Premises.)

(ii) The date which is the later of (x) April 1, 2008, (y) the date which is six (6) months after the “Delivery Date” (as such term is defined in the 610 Lease) and (z) the date on which Landlord’s Work (as such term is defined below) is substantially complete (provided, however, that such date shall be extended on a day-for-day basis if and to the extent that the Landlord’s failure to complete Landlord’s Work is the proximate cause of a delay in the completion of Tenant’s Initial Construction).

Upon request by either party, the parties shall execute documentation setting forth the Term Commencement Date in the form attached as Exhibit C.

(c) Subject to delay caused by Force Majeure, as such term in defined in Section 4.2, or caused by action or inaction of Tenant, Landlord shall endeavor, in good faith, to cause the Premises to be delivered to Tenant free of occupants and in “broom clean” condition (other than materials that Tenant has purchased or otherwise obtained from the current occupant of the Premises, and further provided that upon Tenant’s request, Landlord will not obligate the prior occupant of the Premises to remove existing cabling therefrom) on or prior to September 1, 2007 (and the actual date of such delivery shall be the “333 Delivery Date”). Landlord’s failure to cause such the 333 Delivery Date to occur by September 1, 2007, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord’s default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the Term as otherwise determined hereunder or on Tenant’s obligations associated therewith. Notwithstanding the foregoing, in the event that for any reason within Landlord’s reasonable control (and specifically excluding any delay caused by Force Majeure or a Tenant’s Delay), the Delivery Date does not occur on or before February 1, 2008 (the “Outside Date”), then Tenant shall be entitled to a credit against Annual Fixed Rent owed by Tenant in an amount equal to two times the daily Annual Fixed Rent for each day of such delay from the Outside Date until the Delivery Date, which credit against Annual Fixed Rent shall be applied from and after the Term Commencement Date. In the event that for any reason, other than due to any delay or delays caused by Force Majeure or a Tenant’s Delay (as such term is defined in Exhibit B), both the 333 Delivery Date and the Delivery Date have not occurred on or before March 1, 2008, Tenant shall have the right, by written notice given to Landlord before and subject to the provisions of this paragraph, to terminate this Lease effective as of April 1, 2008 (the “Outside Termination Date”), and neither Tenant nor Landlord shall have any further obligations hereunder except as specifically set forth in this Lease; provided, however, that if the 333 Delivery Date and the Delivery Date have both occurred before the Outside Termination Date, Tenant’s termination notice shall be void and of no further force or effect and this Lease shall not be terminated.

(d) In the event that for any reason both the 333 Delivery Date and the Delivery Date have not occurred on or before May 1, 2008, then Tenant shall have the right, by written notice to Landlord before May 15, 2008, to terminate this Lease effective as of May 31, 2008, and neither Tenant nor Landlord shall have any further obligations hereunder except as specifically set forth in this Lease; provided, however that if both the 333 Delivery Date and the Delivery Date occur prior to May 31, 2008, then Tenant’s termination notice shall be void and of no further force or effect and this Lease shall not be terminated.

2.4.1 EXTENSION OPTION. Tenant shall have the option to extend the Term for two (2) additional five-year extension terms (each an “Extension Term”) by notice given to Landlord at least twelve (12) months before the Term Expiration Date. Tenant’s election shall be exercised, and Annual Fixed Rent for the Extension Term shall be determined, as set forth below. If Tenant fails timely to exercise its option for any Extension Term, Tenant shall have no further extension rights hereunder.

Tenant’s option so to extend the Term shall be void, at Landlord’s election, if Tenant is in default (subject to any applicable notice and cure periods set forth in this Lease) at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension. The extension of the Term shall be applicable to the entire Premises and Tenant shall have no right to extend the Term for only a portion of the Premises. During the Extension Term, if any, all provisions of this Lease shall apply except that Tenant shall have no further option to extend the Term after the last Extension Term.

During the Extension Term, Tenant shall pay Annual Fixed Rent equal to ninety-five percent (95%) of the then prevailing market rate for a five (5) year lease of an entire office building in the market of Route 128 in Waltham comparable to the Premises in terms of location, finish (excluding any finishes that are not provided by Landlord or are not paid for by the Improvement Allowance), age, building quality and amenities for a tenant of equal size and financial strength as Tenant, under terms and conditions substantially the same as those of this Lease as though then available for single occupancy for the Permitted Uses (or any higher and better use then being made by Tenant) in “as-is” condition or such better condition in which Tenant is required to maintain the Premises (the “Fair Market Rent”). In addition, if Tenant exercises its right to extend the Term of this Lease for an Extension Term, the base year for the purpose of determining Base Operating Expenses Per Square Foot of Rentable Floor Area and Base Taxes Per Square Foot of Rentable Floor Area shall be adjusted to equal the actual amount for the year immediately prior to the applicable Extension Term. Further, if Tenant exercises its right to extend the Term of this Lease for an Extension Term, Landlord shall provide Tenant with an allowance for the costs (“Expansion Allowance”) of redecorating the Premises in an amount not to exceed five and xx/100 dollars ($5.00) per square foot of rentable floor area, which Expansion Allowance shall be used by Tenant not later than the twelfth (12th) month of each Extension Term. The Expansion Allowance shall be disbursed in the same manner and pursuant to the same terms and conditions as the Improvement Allowance.

Landlord shall notify Tenant of its estimate of the Fair Market Rent within ten (10) days after Tenant exercises the applicable extension option. In the event that Landlord fails to notify Tenant of such estimate within ten (10) days after Tenant exercises such extension option, Tenant shall provide Landlord with a written notice requesting such estimate and Landlord shall have an additional five (5) Business Days following Tenant’s notice to notify Tenant of Landlord’s estimate of the Fair Market Rent. Tenant shall have the option to accept or reject by written notice Landlord’s estimate, or to withdraw its exercise of the extension option, in any case within fifteen (15) Business Days following delivery of Landlord’s estimate. Tenant’s failure to respond within such period shall be deemed to constitute rejection of Landlord’s estimate. In the event Tenant rejects Landlord’s estimate then the Fair Market Rent shall be arbitrated in accordance with the following procedure. In the event Landlord fails to notify Tenant of its estimate as provided above, the Tenant shall have the option to (i) determine Fair Market Rent by arbitration as set forth below or (ii) withdraw its exercise of the extension option by written notice to Landlord.

Each of Landlord and Tenant, within twenty (20) days after notice by Tenant disputing Landlord’s estimate of the Fair Market Rent, shall appoint as an arbitrator an MAI appraiser with at least ten (10) years experience as an appraiser of office buildings in the Greater Boston area, including first class suburban office buildings, and shall give notice of such appointment to the other party. If either Landlord or Tenant shall fail timely to appoint an arbitrator, the other may apply to the Boston office of the American Arbitration Association (“AAA”) for appointment of such an arbitrator five (5) Business Days, as such term is defined in Section 8.20, after notice of such failure to the delinquent party if such arbitrator has not then been appointed. The two arbitrators shall, within five (5) Business Days after appointment of the second arbitrator, appoint a third arbitrator who shall be similarly qualified. If the two arbitrators are unable to agree timely on the selection of the third arbitrator, then either arbitrator on behalf of both may request such appointment from the Boston office of the AAA. The arbitration shall be conducted in accordance with the commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The arbitrators shall be charged to reach a majority written decision in accordance with the standards for the Fair Market Rent as provided in this Section 2.4.1, within twenty (20) days after the third arbitrator is appointed, by selecting either of the final estimates of the Fair Market Rent provided by Landlord and Tenant at the commencement of the hearing. The arbitrators shall have no authority or jurisdiction to make any other determination of such amount. The cost of the arbitration (exclusive of each party’s witness and attorneys fees, which shall be paid by such party) shall be borne equally by the parties. If the AAA shall cease to provide arbitration for commercial disputes in Boston, the second or third arbitrator, as the case may be, shall be appointed by any successor organization providing substantially the same services, and in the absence of such an organization, by a court of competent jurisdiction under the arbitration act of The Commonwealth of Massachusetts.

If Landlord should delay in giving the notice which begins the valuation procedures of this Section 2.4.1, or if the process should otherwise be delayed for any reason, then such procedures shall nevertheless remain in effect and be applicable when and as invoked with respect to Annual Fixed Rent payable (during the Extension Term; but until such procedures are completed, Tenant shall pay on account of Annual Fixed Rent at the rate established for Annual Fixed Rent for the last twelve (12) months of the Term (and upon Fair Market Rent being established, Tenant shall pay the same within ten (10) days of such determination, retroactively to the beginning of the Extension Term). Each party shall bear the costs of the arbitrator selected by it and shall share equally in the costs of the third arbitrator selected in accordance herewith. The parties shall adjust for over or under payments within twenty (20) (days after the decision of the arbitrators is announced.

Promptly after the Annual Fixed Rent is determined for the Extension Term, Landlord and Tenant shall enter into an amendment of this Lease confirming the extension of the Term and the new rate for Annual Fixed Rent.

Tenant’s rights under this Section 2.4.1 are personal to Tenant and shall not apply to any Transferee of Tenant (other than a Transferee under a Permitted Transfer). If at the commencement of an Extension Term Tenant has Transferred more than thirty-five percent (35%) of the Premises (not including Permitted Transfers), then Tenant’s rights under this Section 2.4.1 shall be null and void and of no further force or effect.

2.5 ANNUAL FIXED RENT

Tenant covenants and agrees to pay the Annual Fixed Rent in Section 1.1 to Landlord in advance in equal monthly installments commencing on the Term Commencement Date (if not the first day of a month) and thereafter on the first day of each calendar month during the Term. All payments shall be due without billing or demand and without deduction, setoff or counterclaim, except as expressly set forth in this Lease. Tenant shall make payment for any portion of a month at the beginning or end of the Term. All payments shall be payable to Landlord at Landlord’s address, as specified in Section 1.1, or to such other entities at such other places as Landlord may from time to time designate.

Without limiting the foregoing, except as expressly set forth in this Lease, Tenant’s obligation so to pay Rent (as hereinafter defined) shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and, except as expressly set forth in this Lease, Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover Rent.

The foregoing notwithstanding, if Landlord fails for any reason to provide any service to be supplied by Landlord under the Lease which is necessary for Tenant’s reasonable use of the Premises (such as HVAC, elevator service, electricity, water, or structural repairs), and Tenant is unable to use the Premises on account of such failure, Tenant shall be entitled to a proportional abatement of Annual Fixed Rent and Additional Charges for Operating Expenses and Taxes based on the portion of the Premises which cannot be used by Tenant. This abatement shall begin on the fifth (5th) consecutive Business Day from Tenant’s written notice to Landlord of the failure. The abatement shall end when the services are restored sufficiently to permit use of the Premises. If Tenant is unable to occupy all or a substantial portion of the Premises as a result of a failure to provide services for reasons within Landlord’s control for more than forty-five (45) consecutive Business Days from Tenant’s written notice to Landlord of the failure, then Tenant may terminate this Lease and the 610 Lease by notice given to Landlord and the landlord under the 610 Lease at any time prior to the date when the services are restored sufficiently to permit use of substantially all of the Premises. In the event that the 610 Lease is terminated by Tenant in accordance with Section 2.5 thereof, then this Lease shall so terminate as of the effective date of the termination of the 610 Lease.

2.6 ADDITIONAL RENT — OPERATING EXPENSES AND TAXES

2.6.1 ADDITIONAL RENT — GENERAL COVENANT. Commencing on the Term Commencement Date, Tenant covenants and agrees to pay to Landlord, as “Additional Rent”, (i) an amount equal to the product of (a) the Rentable Floor Area of the Premises and (b) the excess (if any) of Landlord’s Operating Expenses per square foot of Rentable Floor Area of the Building over Base Operating Expenses per Square Foot of Rentable Floor Area of the Building, (ii) an amount equal to the product of (a) the Rentable Floor Area of the Premises and (b) the excess (if any) of Landlord’s Taxes per square foot of Rentable Floor Area of the Building over Base Taxes Per Square Foot of Rentable Floor Area of the Building provided that if (x) less than the Total Rentable Floor Area of the Building is occupied at any time during such period and (y) Tenant is not leasing one hundred percent (100%) of the Rentable Floor Area of Building), Landlord may extrapolate components of Landlord’s Operating Expenses and Landlord’s Taxes as though the Total Rentable Floor Area of the Building had been ninety-five percent (95%) occupied at all times during such period, and (iii) any other charges payable by Tenant to Landlord under this Lease. The term “Rent” as used in this Lease shall mean Annual Fixed Rent and Additional Rent as set forth in this Lease. Appropriate adjustments shall be made for any portion of a year at the beginning or end of the Term. As of the date hereof, Tenant’s share pro rata share of the Hobbs Brook Office Park is 7.057%. Tenant acknowledges that such pro rata share may change from time to time based upon any future development of Hobbs Brook Office Park.

2.6.2 PAYMENT. Additional Rent for Operating Expenses and Taxes under this Section 2.6 shall be paid for any portion of a month at the beginning of the Term and thereafter in monthly installments on the first day of each calendar month in amounts reasonably estimated by Landlord for the then current calendar year. Landlord may from time to time revise such estimates based on available information relating to Landlord’s Operating Expenses and Taxes or otherwise affecting the calculation hereunder. Within ninety (90) days after the end of each calendar year, Landlord will provide Tenant with an accounting statement of Landlord’s Operating Expenses and Taxes and other data necessary to calculate Additional Rent hereunder for such calendar year prepared in reasonable “line item” detail, and consistently maintained from year to year in accordance with generally accepted accounting principles (and at such time Landlord will also provide Tenant with Landlord’s estimated budget for the current calendar year). Such statement shall be conclusive between the parties unless disputed in accordance with Section 2.6.5. Upon issuance thereof, there shall be an adjustment between Landlord and Tenant for the calendar year covered by such accounting to the end that Landlord shall have received the exact amount of Additional Rent due hereunder. Any overpayments by Tenant hereunder shall be credited against the next payments of Additional Rent due under this Section 2.6, provided there are no outstanding amounts due Landlord under this Lease at such time. Any underpayments by Tenant shall be due and payable within thirty (30) days of delivery of Landlord’s statement. With respect to the calendar year in which the Term ends, the adjustment shall be pro rated for the portion of the year included in the Term, but shall take place nevertheless at the times provided in the preceding sentences (and any overpayments by Tenant hereunder shall be paid to Tenant within thirty (30) days following the expiration of the Term, to the extent there are no outstanding amounts due Landlord under this Lease at such time).

2.6.3 “LANDLORD’S OPERATING EXPENSES” — DEFINITION. “Landlord’s Operating Expenses” means all reasonable and customary costs of Landlord in owning, servicing, operating, managing, maintaining, and repairing the Building, Land, and all improvements thereon and providing services to tenants including, without limitation, the costs of the following: (i) supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons engaged in the operation, maintenance, security, cleaning and repair of the Building and Land, including Social Security, old age and unemployment taxes and so-called “fringe benefits”; (ii) building services furnished to other tenants of the Building (if any) at Landlord’s expense (including the types of services provided to Tenant pursuant to Section 4.1 hereof) and maintenance and repair of and services provided to or on behalf of the Building performed by Landlord’s employees or by other persons under contract with Landlord; (iii) utilities consumed and expenses incurred in the operation, maintenance and repair of the Building including, without limitation, oil, gas, electricity (other than electricity to tenants in their premises if Tenant is directly responsible for payment under this Lease on account of electricity consumed by Tenant), water, sewer and snow removal; (iv) commercially reasonable costs of casualty, liability and other insurance, and unreimbursed costs incurred by Landlord which are subject to a commercially reasonable insurance deductible; (v) provided that any of the following are available for use by Tenant (and provided that the cost is applicable to all tenants of the Hobbs Brook Office Park who benefit from the use of a cafeteria or other food service facility), costs of operating any cafeteria, other food service facility for use of tenants of the Hobbs Brook Office Park generally (subject to reasonable allocation as set forth in clause (vii) below); (vi) management fees not to exceed four percent (4%) of gross rental income; (vii) any such costs of Landlord incurred with respect to the Hobbs Brook Office Park that are reasonably allocated to the Building. If Landlord, in its reasonable discretion, installs a new or replacement capital item for the purpose of reducing (or avoiding increases in) Landlord’s Operating Expenses (provided that Tenant has consented to the installation of such new or replacement capital item), complying with any building code or other law, regulation or legal requirement not in effect prior to the Term Commencement Date, or complying with the requirements of any insurer not in effect prior to the Term Commencement Date, the cost of such item amortized on a straight-line basis over its useful life as determined in accordance with generally accepted accounting principles with interest at the then “Prime Rate” as published by the Wall Street Journal or comparable financial publication reasonably selected by Landlord shall be included in Landlord’s Operating Expenses. Landlord’s Operating Expenses shall not include (i) any costs or expenses incurred by Landlord in the construction and development of the Building including construction for tenants for which Landlord is entitled to reimbursement; (ii) payments of principal interest or other charges on mortgages; (iii) costs for categories of services provided to other tenants but not to Tenant; (iv) salaries of executives or principals of Landlord (except as the same may be reflected in the management fee for the Building or attributable to actual Building operations); (v) costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Building; (vi) advertising, marketing, promotional, public relations or brokerage fees, commissions or expenditures; (vii) interest or penalties for any failed payments by Landlord under any contract or agreement; (viii) costs (including, within limitation, attorneys’ fees and disbursements) in excess of reasonable insurance deductible amounts incurred in connection with any judgment, settlement or arbitration award resulting from any gross negligence or willful misconduct of Landlord or its agents; (ix) costs of electricity or utilities furnished directly to any premises of other tenants of the Building where such utility is separately metered to the Premises or Tenant pays a separate charge therefor; (x) costs incurred in connection with Landlord’s preparation, negotiation, dispute resolution and/or enforcement of leases, including court costs and attorneys’ fees and disbursements in connection with any summary proceeding to dispossess any other tenant, or incurred in connection with disputes with prospective tenants, leasing agents, purchasers or mortgagees; (xi) costs of repairs, restoration or replacements occasioned by fire or other casualty in excess of reasonable insurance deductible amounts, or caused by the exercise of the right of eminent domain; legal and other professional fees relating to matters which are excluded from Operating Expenses for the Building; (xii) the cost to make improvements, alterations and additions to the Building which are required in order to render the same in compliance with laws, rules, orders, regulations and/or directives as in effect and generally enforced as of the Term Commencement Date; (xiii) the cost of environmental monitoring, compliance, testing and remediation performed in, on, about and around the Building or the Land except as provided in Section 5.2 hereof; (xiv) depreciation; (xv) amounts other than the management fee specified above paid to subsidiaries or affiliates of Landlord for services rendered to the Building to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; (xvi) expenditures for new or replacement capital items other than those which are permitted above; (xvii) expenditures for the replacement of any item covered by any warranty (to the extent of the coverage of such warranty); (xvii) costs to correct any penalty or fine due incurred by Landlord due to Landlord’s violation of any federal, state or local law or regulation and any interest or penalties due for late payment of Landlord’s Operating Expenses; (xviii) costs of repair necessitated by Landlord’s negligence or willful misconduct; (xix) expenses for any item or service that Tenant pays directly to a third party or separately reimburses Landlord; (xx) expenses incurred by Landlord to the extent the same are reimbursed by other tenants or third parties; (xxi) any expense associated with the operation of Landlord’s business entity or interest therein as distinguished from the cost and operation of the Building; (xxii) reserves; (xxiii) costs of the acquisition or lease of sculpture, paintings or other objects of art; (xxiv) except as expressly permitted above, costs of alterations, capital improvements, equipment, replacements and other items that under generally accepted accounting principles are properly classified as capital expenditures (including, without limitation, the costs of paving any parking areas); (xxv) Landlord’s general corporate and administrative expenses and (xxvi) any cost for which Landlord is responsible under Section 4.4 below.

The Hobbs Brook Office Park currently includes a fitness facility where such services are provided by a third party that pays rent for such space and the costs thereof are not passed through as a Landlord’s Operating Expense. If Landlord ever intends to provide a fitness facility as an amenity the costs of which will be charged as a Landlord’s Operating Expense, then Landlord and Tenant will mutually and reasonably agree at such time whether or not Tenant will pay the costs thereof as a Landlord’s Operating Expense so that Tenant’s employees may use such facility (and if Tenant does not pay any such costs, such facility shall not be available for use by Tenant’s employees).

2.6.4 “LANDLORD’S TAXES” — DEFINITION. “LANDLORD’S TAXES” means all taxes, assessments and similar charges assessed or imposed on the Land for the then current fiscal year by any governmental authority attributable to the Building and any associated parking structure (including personal property associated therewith). The amount of any special taxes, special assessments and agreed or governmentally imposed “in lieu of tax” or similar charges shall be included in Landlord’s Taxes for any year but shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax, special assessment or such charge required to be paid during or with respect to the year in question. Landlord’s Taxes include expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction or to assure maintenance of Landlord’s Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings. Landlord’s Taxes exclude income taxes of general application and all estate, succession, inheritance and transfer taxes. If at any time during the Term there shall be assessed on Landlord, in addition to or lieu of the whole or any part of the ad valorem tax on real or personal property, a capital levy or other tax on the gross rents or other measures of building operations, or a governmental income, franchise, excise or similar tax, assessment, levy, charge or fee measured by or based, in whole or in part, upon building valuation, gross rents or other measures of building operations or benefits of governmental services furnished to the Building, then any and all of such taxes, assessments, levies, charges and fees, to the extent so measured or based, shall be included within the term Landlord’s Taxes, but only to the extent that the same would be payable if the Building and Land were the only property of Landlord. Landlord shall pay all Landlord’s Taxes in a timely manner. Tenant may inquire in writing whether Landlord intends to file for an abatement with respect to any given fiscal tax year and Landlord will respond to such request within ten (10) Business Days (or such shorter period if the ten Business Days will compromise any right to file a tax appeal) thereafter, so long as such written inquiry provides that Landlord must respond thereto within ten (10) Business Days (or such shorter period if the ten Business Days will compromise any right to file a tax appeal). In the event that Landlord notifies Tenant, in writing, that Landlord does not intend to file for an abatement for such year (or if Landlord fails to respond to Tenant’s notice within such ten [10] Business Day period) (or such shorter period if the ten Business Days will compromise any right to file a tax appeal), then Tenant may so file for such an abatement (and Landlord will reasonably cooperate with Tenant in connection therewith, at no cost or expense to Landlord).

2.6.5 AUDIT RIGHTS.

At the request of Tenant at any time within fourteen (14) months after Landlord delivers Landlord’s statement of Landlord’s Operating Expenses and Taxes to Tenant, Tenant (at Tenant’s expense) shall have the right to examine Landlord’s books and records applicable to Landlord’s Operating Expenses and Taxes. Such right to examine the records shall be exercisable: (a) upon reasonable advance notice to Landlord and at reasonable times during Landlord’s business hours; (b) only during the fourteen (14) month period following Tenant’s receipt of Landlord’s statement of the actual amount of Landlord’s Operating Expenses and Taxes for the applicable calendar year; and (c) not more than once each calendar year. Landlord’s statement of Operating Expenses and Taxes shall be deemed conclusive except as to items specifically disputed in writing by notice from Landlord to Tenant given within fourteen (14) months after Landlord delivers the statement to Tenant. Tenant shall pay all costs of the audit unless Tenant is found to have overpaid Additional Rent for Operating Expenses and Taxes by more than 4% for the year in question. In any event any audit of Landlord’s Operating Expenses and Taxes shall be conducted by an independent certified public accountant retained by Tenant, Tenant’s Chief Financial Officer or an auditing firm approved by Landlord for such purpose (each, an “examiner”). In no event shall Tenant propose, nor shall Landlord ever be required to approve, any examiner of Tenant who is being paid on a contingent fee basis.

As a condition precedent to performing any such examination of Landlord’s books and records, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement in form reasonably acceptable to Landlord agreeing to keep confidential any information that they discover about Landlord or the Building in connection with such examination. Without limiting the foregoing, such examiners shall also be required to agree that they will not represent any other tenant in the Building in connection with examinations of Landlord’s books and records for the Building unless said tenant(s) have retained said examiners prior to the date of the first examination of Landlord’s books and records conducted by Tenant pursuant to this Section 2.6.5 and have been continuously represented by such examiners since that time. Notwithstanding any prior approval of any examiners by Landlord, Landlord shall have the right to rescind such approval at any time if in Landlord’s reasonable judgment the examiners have breached any confidentiality undertaking to Landlord or any other landlord or cannot provide acceptable assurances and procedures to maintain confidentiality. To the extent there are any underpayments by Tenant, Tenant shall pay the same to Landlord within thirty (30) days after completion of such accounting; and with respect to any overages assessed by Landlord, Landlord shall reimburse the same to Tenant within thirty (30) days after the completion of such accounting, less any outstanding amounts due Landlord under this Lease at such time.

2.7 ELECTRICITY

Landlord shall furnish to Tenant throughout the Term electricity for the operation of lighting fixtures, and 120 volt current for the operation of normal office fixtures and equipment, but excluding any high energy consumption equipment. Tenant covenants and agrees to pay as Additional Rent the cost of such electricity for lighting fixtures and plugs only, which are separately metered and shall be billed to Tenant monthly.

Tenant covenants and agrees that Landlord shall in no event be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quality or character of electrical service is changed or is no longer suitable for Tenant’s requirements. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the Building or the risers or wiring or installation of the Building.

ARTICLE III

CONSTRUCTION

3.1 LANDLORD WORK

3.1.1 GENERAL. The Premises are being leased in their broom-clean, “as-is” condition without representation or warranty by Landlord except as expressly set forth in this Lease, and Landlord shall not be required to perform any work in connection with Tenant’s occupancy of the Premises, except as set forth in the attached Exhibit B-2 (and the work set forth therein shall be “Landlord’s Work”). Landlord’s Work shall be performed in accordance with the schedule attached as Exhibit B-3 (and in no event will Landlord’s Work be substantially completed later than March 16, 2008), in a good and workmanlike manner, in accordance with applicable law and Landlord will obtain a certificate of occupancy (or certificates of occupancy) therefor, and shall provide copies of the same to Tenant upon Tenant’s request. Landlord and Tenant shall use commercially reasonable efforts to coordinate the prosecution of Landlord’s Work and Tenant’s Initial Construction.

3.2 ENTRY BY TENANT PRIOR TO TERM COMMENCEMENT DATE

Commencing on the 333 Delivery Date, Tenant or any agent, employee or independent contractor of Tenant shall have the right to enter the Premises to perform such work or decoration as is to be performed by, or under the direction or control of, Tenant. Such right of entry shall be deemed a license from Landlord to Tenant, and entry thereunder shall be at the sole risk of Tenant and subject to all the terms of this Lease, including but not limited to Section 5.5, except for the obligation to pay Annual Fixed Rent or Additional Rent for Landlord’s Operating Expenses or Landlord’s Taxes. Without limitation of the foregoing, and subject to the rights of any existing tenants or occupants of the Building, upon written request from Tenant, following the date hereof Landlord shall provide Tenant reasonable access to the Premises for the purposes of preparing plans or taking measurements, so long as such access does not interfere with the use of the Premises by any occupant or Tenant thereof. Such right of entry shall be deemed a license from Landlord to Tenant, and entry thereunder shall be at the sole risk of Tenant and subject to all the terms of this Lease, including but not limited to Section 5.5, except for the obligation to pay Annual Fixed Rent or Additional Rent for Landlord’s Operating Expenses or Landlord’s Taxes.

3.3 TENANT’S INITIAL CONSTRUCTION. Tenant at Tenant’s expense, subject to payment of the Improvement Allowance and the Space Planning Allowance in accordance with Exhibit B attached hereto, shall perform all Tenant Work considered necessary or desirable by Tenant to make the Premises ready for Tenant’s occupancy (“Tenant’s Initial Construction”) in accordance with the provisions of Exhibit B. Any portion of the Improvement Allowance that is not disbursed to Tenant within nine (9) months of the Term Commencement Date shall be applied towards Tenant’s Annual Fixed Rent obligation hereunder.

ARTICLE IV

LANDLORD’S COVENANTS

4.1 LANDLORD’S COVENANTS

4.1.1 BUILDING SERVICES. Landlord shall furnish services, utilities, facilities and supplies set forth in this Section 4.1.1. Tenant may obtain additional services, utilities, facilities and supplies from time to time upon reasonable advance request or Landlord may furnish the same without request if Landlord reasonably determines and notifies the Tenant that Tenant’s use or occupancy of the Premises necessitates the same (for example where the condition of the Premises necessitates additional cleaning services), and, in either case, the cost of the same at reasonable rates from time to time established by Landlord shall constitute Additional Rent, payable upon demand. For all purposes in this Lease, the phrase “Hours of Operation” shall mean Mondays through Fridays excepting legal holidays in the state in which the Building is located from 7:00 a.m. to 7:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m.

4.1.1.1 WATER CHARGES. Landlord shall furnish hot and cold water for ordinary office cleaning, toilet, lavatory and drinking purposes. If Tenant requires, uses or consumes water for any other purpose, Landlord may assess Tenant reasonable charges for additional water.

4.1.1.2 TRASH REMOVAL. Landlord will provide trash removal from the Premises and the Building.

4.1.1.3 HEAT AND AIR-CONDITIONING. Landlord shall, through the Building heating and air-conditioning system, furnish to and distribute in the Premises heat during the Hours of Operation of the normal heating season and air conditioning during the Hours of Operation of the normal cooling season when air conditioning may reasonably be required for the comfortable occupancy of the Premises by Tenant in accordance with the specification attached as Exhibit D. Landlord shall not be required to furnish heat and air-conditioning in the Premises in excess of the capacity of the equipment installed in the Building. If Tenant requests Landlord to provide heat or air conditioning beyond the Hours of Operation, Tenant shall pay Landlord therefor at rates reasonably established by Landlord from time to time, to reflect Landlord’s cost without mark-up to Tenant. If Tenant requires additional air-conditioning for business machines, meeting rooms or other purposes, or because of occupancy or unusual electrical loads, any additional air-conditioning units, chillers, condensers, compressors, ducts, piping and other equipment and facilities will be installed and maintained by Landlord at Tenant’s sole cost, but only to the extent that the same are compatible with the Building and its mechanical systems.

4.1.1.4 OUTDOOR MAINTENANCE. Landlord shall maintain the landscaping, walkways parking areas and other outdoor facilities (including, without limitation, outdoor lighting) on the Land that serve the Building in a manner consistent with other first-class office buildings in the greater Boston “Metro-West” area. Such maintenance shall include snow removal from the Land, including the walkways and parking areas.

4.1.1.5 CAFETERIA. Landlord shall maintain and operate the cafeteria located in the Building; provided, however, within thirty (30) days of Tenant’s written request, Landlord shall terminate such service, in which case the Operating Expenses shall be reduced to eliminate such cafeteria service.

4.1.2 REPAIRS. Except as otherwise provided in this Lease, and except for repairs to items referred to below necessitated by Tenant’s act or neglect (which shall be Tenant’s repair obligation under Section 5.1), Landlord shall make such repairs to the roofs, exterior walls, exterior windows of the Premises (except if such damage or repair is necessitated by the Tenant’s negligence or willful misconduct), floor slabs, core walls, foundation, Building systems (including HVAC), elevators and common areas and facilities in the Building as may be necessary to keep them in good condition.

4.1.3 QUIET ENJOYMENT. Landlord covenants that Tenant, on paying the Rent and performing the tenant obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of law and rights of record to which this Lease is or may become subordinate in accordance with the provisions of this Lease. This covenant is in lieu of any other so-called quiet enjoyment covenant, either express or implied. Subject to all applicable terms and provisions of this Lease, Tenant shall have access to the Premises on a 24-hour per day, 7-day per week basis.

4.2 INTERRUPTION

Except as expressly set forth in this Lease and except for Landlord’s negligence, Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business arising from Landlord or its agents entering the Premises for any of the purposes authorized in this Lease or from repairs by Landlord of any portion of the Building (provided, however, that Landlord shall use commercially reasonable efforts to avoid interruption of Tenant’s use of the Premises for the Permitted Uses during any such entry into the Premises). In case Landlord is prevented or delayed from diligent construction of improvements, making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of strike or other labor trouble, fire or other casualty, or inability to obtain supplies, or labor despite reasonable efforts, or unusually adverse weather conditions, or unforeseen subsurface conditions, or acts of God, war, terrorism or other public emergency, or delays due to government regulation or delays in obtaining insurance proceeds, or any other cause whether similar or dissimilar beyond Landlord’s reasonable control collectively and individually (“Force Majeure”), Landlord shall not be liable to Tenant therefor, nor, except as otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of Rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. In no event shall Landlord be liable for indirect or consequential damages arising out of any default by Landlord. In no event shall Tenant be liable for indirect or consequential damages arising out of any default by Tenant.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency or repair necessitating such stoppage (subject to the provisions hereof); provided, however, that in each instance of stoppage, Landlord shall exercise commercially reasonable diligence for the Landlord of a first-class building such as the Building located in the greater Boston, Massachusetts “Metro-West” area to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary interruption of Tenant’s use of the Premises by reason thereof.

4.3 INSURANCE

4.3.1 PROPERTY INSURANCE. Landlord agrees to maintain throughout the Term, with companies licensed and approved to write insurance in the state in which the Building is located, property insurance against direct physical loss or damage to the Building on an “all risks,” agreed amount basis in an amount equal to the physical replacement cost of the Building. Landlord shall not be required to carry insurance with respect to any property that Tenant is required to insure pursuant to Section 5.6.

4.3.2 LIABILITY INSURANCE. Throughout the Term, Landlord agrees to maintain in a responsible company or companies liability insurance against claims, demands or actions for injury, death, and property damage in amounts not less than Five Million Dollars ($5,000,000) in the aggregate.

4.4 HAZARDOUS SUBSTANCES

To the best knowledge of Landlord, (i) no Hazardous Substances (as defined in Section 5.2) requiring remediation or investigation under applicable environmental laws are present on the Property or the soil, surface water or groundwater thereof and (ii) no action, proceeding or claim is pending or threatened regarding the Property concerning any Hazardous Substances or pursuant to any environmental law. Landlord shall, at Landlord’s cost (and not as a Landlord’s Operating Expense), following notice by Tenant remove or remediate (or cause the responsible party to remove or remediate) any Hazardous Substances located in the Premises or Building or Property that affect Tenant’s use of the Premises or portions of the Building or Property as to which Tenant has appurtenant rights hereunder, as and to the extent required by applicable law. The foregoing covenant shall not apply to any Hazardous Substances that exist in the Premises or the Building or the Property as a result of any act or omission of Tenant, its employees, agents, or guests, Tenant’s architect, Tenant’s contractors, or any persons acting under or through Tenant. Landlord shall be fully liable for and responsible for and indemnify and defend Tenant from and against any and all claims, costs, liabilities, damages, expenses, injuries, losses, actions and obligations of any nature resulting from any breach of the provisions of this Section 4.4 and from any release of Hazardous Substances caused by Landlord, its agents or contractors that is in violation of applicable law. The provisions of this Section 4.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE V

TENANT’S ADDITIONAL COVENANTS

5.1 MAINTENANCE AND REPAIR

Except for damage by fire or casualty and reasonable wear and tear, Tenant shall at all times keep the Premises clean, neat and in as good repair, order and condition as the same are at the beginning of the Term or may be put in thereafter. The foregoing shall include without limitation Tenant’s obligation to maintain floors and floor coverings, to paint and repair walls and doors, to replace and repair ceiling tiles, interior glass (and exterior glass if such damage or repair is necessitated by the Tenant’s negligence or willful misconduct), interior lights and light fixtures, drains and the like. Without limiting the generality of the foregoing, Tenant shall cause the Premises to be kept reasonably clean in accordance with similarly situated, first class office buildings.

5.2 USE, WASTE AND NUISANCE

Throughout the Term, Tenant shall use the Premises for the Permitted Uses only, and shall not use the Premises for any other purpose. Tenant shall not injure, overload, deface or commit waste in the Premises or any part of the improvement on the Land, nor permit the emission therefrom of any objectionable noise, light or odor, nor use or permit any use of the Premises which is improper, offensive, contrary to law or ordinance or which is liable to invalidate or increase the premium for any insurance on the Building or its contents or which is liable to render necessary any alterations or additions in the Building, nor obstruct in any manner any portion of the Building. If Tenant’s use of the Premises results in an increase in the premium for any insurance on the Building or the contents thereof (or would result in such an increase if the Landlord were not self-insuring), Landlord shall notify Tenant of such increase and Tenant shall pay same as Additional Rent.

Tenant shall not without Landlord’s prior written consent keep, store, or use any substances or materials designated as, or containing components now or hereafter designated as, hazardous, dangerous, toxic or harmful and/or subject to regulation under any federal, state or local law, regulation or ordinance (“Hazardous Substances”) in, on, under or about the Premises or Building except for ordinary cleaning and office supplies used and stored in accordance with applicable law. With respect to any Hazardous Substance kept, stored or used with Landlord’s consent, Tenant shall: (i) not permit any such Hazardous Substance to escape, be released, or be disposed of in, or about the Premises, Building, or Land, (ii) promptly, timely and completely comply with all federal, state or local governmental requirements concerning such Hazardous Substances, including without limitation, use, sale, transportation, generation, treatment, disposal, reporting and record keeping, and (iii) within fifteen (15) Business Days of Landlord’s request, provide evidence satisfactory to Landlord of Tenant’s compliance with all applicable federal, state or local laws, regulations or ordinances. Without limitation, Hazardous Substances shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21E, and the regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances on the Premises.

If any governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Substances (x) in the Building (first occurring after the Term Commencement Date) or (y) that has been caused by Tenant or any party acting by, through or under Tenant (including, without limitation, any employee, agent, contractor or invitee of Tenant), then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as Additional Rent if such requirement is the result of Tenant’s use or occupancy of the Premises. Any and all reasonable costs incurred by Landlord in connection with Landlord’s monitoring of Tenant’s compliance with this Section 5.2, including Landlord’s attorneys’ fees and costs, shall be Additional Rent and shall be due and payable to Landlord within thirty (30) days of Landlord’s demand. Tenant shall be fully and completely liable to Landlord (either with or without negligence) for any and all cleanup costs and expenses and any and all other charges, expenses, fees, fines, penalties (both civil and criminal) and costs imposed with respect to Tenant’s use, disposal, transportation, generation and/or sale of, or Tenant’s causing or permitting the escape, disposal or release, of any biologically or chemically active or other Hazardous Substance. In all events, Tenant shall indemnify Landlord as provided in Section 5.5 from any release of hazardous materials in the Premises occurring while Tenant is in possession (unless the same is caused by the negligence of Landlord or any employee, contractor or agent of Landlord), or elsewhere if caused by Tenant or persons acting under Tenant. The provisions of this Section 5.2 shall survive the expiration or earlier termination of this Lease.

5.3 COMPLIANCE WITH LAW

Tenant shall use the Premises only as permitted under federal, state, and local laws, regulations and orders applicable from time to time, including without limitation municipal by-laws, land use and zoning laws, environmental laws and regulations (as set forth in Section 5.2 above) and occupational health and safety laws, and shall procure all approvals, licenses and permits necessary therefor, in each case giving Landlord true and complete copies of the same and all applications therefor. Tenant shall promptly comply with all present and future laws applicable to Tenant’s particular use of the Premises or Tenant’s signs thereon, foreseen or unforeseen, and whether or not the same necessitate structural or other changes or improvements to the Premises or interfere with its particular use and enjoyment of the Premises, and shall comply with all requirements reasonable in light of the use Tenant is making of the Premises of insurance inspection or rating bureaus having jurisdiction. If Tenant’s use of the Premises results in any increase in the premium for any insurance carried by Landlord, then upon Landlord’s notice to Tenant of such increase Tenant shall pay the same to Landlord within sixty (60) days after demand as Additional Rent. Tenant shall bear the sole risk of all present or future laws affecting the Premises or appurtenances thereto (except for any costs for which Landlord is responsible pursuant to the express provisions of Section 2.6.3(xii)), and Landlord shall not be liable for (nor suffer any reduction in any rent on account of) any interruption, impairment or prohibition affecting the Premises or Tenant’s use thereof resulting from the enforcement of laws.

Landlord shall maintain and operate the Building in accordance with this Lease in compliance with applicable federal, state, and local laws, regulations and orders applicable from time to time, including without limitation municipal by-laws, land use and zoning laws, environmental laws and regulations (as set forth in Section 5.2 above) and occupational health and safety laws, and shall procure all approvals, licenses and permits necessary therefor.

5.4 RULES AND REGULATIONS

Tenant shall conform to all reasonable non-discriminatory rules and regulations now or hereafter promulgated from time to time by Landlord (to the extent that copies of the same are available at www.hobbsbrook.com or are otherwise made available to the Tenant) for the care and use of the Premises and the Building and the parking areas and facilities serving the Building, including but not limited to rules and regulations relating to the conservation of energy and the initial Rules and Regulations set forth at www.hobbsbrook.com. In no event may Landlord’s rules and regulations derogate from Tenant’s rights under this Lease or materially increase its obligations (such rights and obligations to be interpreted consistently with standards for a first-class suburban office building in greater Boston, Massachusetts).

5.5 INDEMNIFICATION AND INSURANCE

5.5.1 INDEMNIFICATION. Tenant shall save Landlord, its mortgagees and its direct and indirect owners, and the managers, directors, officers, trustees, agents, employees, property management companies, attorneys, and independent contractors of any of the foregoing (collectively, the “Indemnitees”) harmless and indemnified (and shall defend the Indemnitees with counsel reasonably approved by the Indemnitees) against any claim, loss or cost, whether in law or equity, and/or arising in whole or in part out of any injury, loss, theft or damage to any person or property while on, in or about the Premises, or out of any condition within the Premises, to the extent not due to the negligence or willful misconduct of the Indemnitees, and to any person or property anywhere occasioned by any act, omission, neglect or default of Tenant or of employees, agents, managers, officers, directors, members, trustees, independent contractors or invitees of Tenant or any person acting under Tenant. This indemnity shall not require payment as a condition precedent to recovery. Tenant shall pay all costs and expenses including reasonable attorneys’ fees associated with enforcement of the provisions of this Section 5.5.1.

Landlord shall save Tenant, its directors, officers, agents, and employees (collectively, the “Tenant Indemnitees”) harmless and indemnified (and shall defend the Tenant Indemnitees with counsel reasonably approved by the Tenant Indemnitees) against any claim, loss or cost, whether in law or equity, arising out of any injury, loss, theft or damage to any person or property while on or in the Premises or the common areas of the Building, if due to the negligence or willful misconduct of the Landlord, or its employees, contractors or agents.

The provisions of this Section 5.5.1 shall survive the expiration or earlier termination of this Lease.

5.5.2 INSURANCE. Throughout the Term (and such further time as Tenant or any person claiming through Tenant occupies any part of the Premises) Tenant shall maintain in a responsible company or companies licensed in the state in which the Building is located and approved by Landlord, liability insurance in form satisfactory to Landlord, written on an occurrence basis, insuring the Indemnitees and other parties as designated by Landlord or as may be so designated from time to time, and Tenant, as their respective interests may appear, against all claims, demands or actions for injury, death, and property damage in amounts not less than those specified in Section 1.1 (as such amounts may, from time to time, be reasonably increased by Landlord). All insurance to be maintained by Tenant under this Section 5.5.2 shall provide that the insurer shall endeavor to give at least thirty (30) days’ prior written notice of cancellation, termination, or change to the Indemnitees and other parties designated by Landlord. The policy or policies or a duly executed Evidence of Insurance (ACCORD Form 27) for the same (together with satisfactory evidence of the payment of the premium thereon if requested by Landlord) shall be deposited with Landlord and other parties designated by Landlord at the beginning of the Term and, upon renewals of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Tenant fails to comply with any of the foregoing requirements, Landlord may obtain such insurance on behalf of Tenant and may keep the same in effect, and Tenant shall pay Landlord, as Additional Rent, the premium cost thereof upon demand. The provisions of this Section 5.5.2 shall survive the expiration of the Term or earlier termination of this Lease.

5.6 TENANT’S PROPERTY

All furnishings, fixtures, equipment, effects and property of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Building or in transit thereto or therefrom shall be at the sole risk of Tenant and shall be kept insured by Tenant throughout the term at Tenant’s expense and in prudent amounts, and if the whole or any part thereof shall be destroyed or damaged by fire, explosion, water leakage, rupture of water pipes or other Building equipment or facilities, or resulting from dampness, or by theft or from any other cause whatsoever in the Building, no part of said loss or damage is to be charged to or be borne by Landlord, unless and to the extent the same is caused by the negligence or willful misconduct of Landlord. The parties acknowledge that damage or destruction may result from acts of cleaning personnel and employees of other independent contractors of Landlord working in and around the Premises and that Tenant shall bear the risk and cost thereof unless Landlord has been negligent in the selection of such persons.

5.7 ENTRY FOR REPAIRS AND INSPECTIONS

Tenant shall permit Landlord and its agents to enter and examine the Premises at reasonable times and upon at least two (2) Business Days notice (subject to the provisions of the following sentence regarding emergencies), if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary or desirable, to remove at Tenant’s expense any alterations, additions, signs or the like not consented to in writing, and to show the Premises to prospective tenants during the twelve (12) months preceding the expiration of the Term and to prospective purchasers and mortgagees at all times. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises for the Permitted Uses during any such entry. In case of an emergency in the Premises or in the Building, Landlord or its representative may enter the Premises (forcibly, if necessary) at any time to take such measures as may be needed to deal with such emergency. Notwithstanding anything to the contrary set forth in this Section 5.7, Tenant may designate reasonable areas of the Premises as “Secured Areas” should Tenant require such Secured Areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency or as provided in the next sentence. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Areas to the extent that such repair or maintenance is (i) required in order to maintain and repair the Building structure and/or the Building systems; (ii) required by applicable law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval.

5.8 ASSIGNMENT, SUBLETTING

Tenant, voluntary or involuntarily, shall not assign this Lease, or sublet, license, mortgage or otherwise encumber or convey the Premises or any portion thereof, or permit the occupancy of all or any portion of the Premises other than by the Tenant (all or any of the foregoing actions are referred to as “Transfers”) and all or any of assignees, transferees, licensees, and other such parties are referred to as “Transferees”) without obtaining, on each occasion, the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. Any Transfer without such consent shall be null and void and of no effect whatsoever. Notwithstanding the provisions of this Section 5.8, this Lease may be assigned, or the Premises may be sublet, in whole or in part, after prior notice to Landlord but without consent of the Landlord and without any termination right of the Landlord being applicable thereto, (i) to any corporation or other entity into or with which Tenant may be merged or consolidated or to any corporation or entity to which all or substantially all of the Tenant’s assets or stock will be transferred, or (ii) to any corporation which is an affiliate, subsidiary, parent or successor of Tenant, provided in all such cases the surviving corporation or entity shall provide reasonable evidence that it has a creditworthiness at least equal to the greater of the net worth of Tenant (i) as of the date of such corporate transaction, and (ii) as of the date of this Lease and shall agree in writing with the Landlord to be bound by all of the terms and conditions of this Lease (all of the foregoing being referred to as a (“Permitted Transfer”). Unless Landlord’s consent specifically provides otherwise with respect to a particular proposed Transferee, Tenant shall not offer to make or enter into negotiations with respect to a Transfer to any of the following: (i) a tenant in the Building or any other building owned, managed or controlled by Landlord provided that Landlord has space available for such party; (ii) any party with whom Landlord or any affiliate of Landlord is then negotiating with respect to space in the Building or any other building owned, managed or controlled by Landlord or an affiliate of Landlord provided that Landlord (or any such affiliate) has space available for such party; or (iii) any party which would be of such type, character or condition as to be inappropriate, in Landlord’s reasonable judgment, as a tenant for a first class office building. Tenant’s request for consent to a Transfer shall include a copy of the proposed Transfer instrument together with a statement of the proposed Transfer in detail reasonably satisfactory to Landlord, together with reasonably detailed financial, business and other information about the proposed Transferee. If Tenant intends to Transfer more than one-third (1/3) of the Premises and such Transfer is not a Permitted Transfer, then Tenant shall provide Landlord with written notice of its intention to do so and Landlord shall have the option (but not the obligation) to terminate the Lease with respect to such a Transfer effective upon the date that such transfer was to be effective and continuing for the proposed term thereof by giving Tenant notice of such termination within thirty (30) days after Landlord’s receipt of such notice from Tenant. In such event, all lobbies, elevators, restrooms and other facilities that are necessary for the use and occupancy of the recaptured premises shall constitute common areas and Landlord shall be entitled to the use of such areas in common with Tenant. Tenant, however, shall have the right to withdraw such request if Landlord gives Tenant notice of its right to recapture the Premises. If Tenant makes a Transfer hereunder, and if the aggregate rent and other charges payable to Tenant under and in connection with such Transfer (including without limitation any amounts paid for leasehold improvements or on account of Tenant’s costs associated with such Transfer) exceed the sum of (x) Rent and other charges paid hereunder with respect to the space in question and (y) Tenant’s reasonable out-of-pocket costs to procure the Transfer amortized on a straight-line basis over the Term of the Transfer, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the amount of such excess within thirty (30) days after Tenant’s receipt thereof.

A consent required from Landlord under this Section 5.8 with respect to a particular Transfer may be deemed given in accordance with the following procedure. Tenant shall provide an initial written notice to Landlord (which shall include all materials required under this Section 5.8) with the following written on the outside of the delivery envelope: “FAILURE TO RESPOND TO THIS NOTICE WITHIN TWENTY DAYS SHALL RESULT IN THE DEEMED APPROVAL OF A SUBLEASE OR ASSIGNMENT AFFECTING ALTUS PHARMACEUTICALS INC.’S TENANCY AT 333 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such request within twenty (20) days after delivery to Landlord, Tenant shall provide another written notice to Landlord (which shall also include all materials required under this Section 5.8) with the following written on the outside of the delivery envelope: “FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF A SUBLEASE OR ASSIGNMENT AFFECTING ALTUS PHARMACEUTICALS INC.’S TENANCY AT 333 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such second notice within five (5) Business Days after delivery to Landlord, then the consent required from Landlord with respect to such Transfer (but not any future Transfer) shall be deemed given.

Tenant shall pay to Landlord, as Additional Rent, Landlord’s reasonable legal fees and other commercially reasonable out-of-pocket expenses incurred in connection with any proposed Transfer, including fees for review of documents and investigations of proposed Transferees. Notwithstanding any such Transfer, the original Tenant named herein shall remain directly and primarily obligated under this Lease. The amount of such fees and expenses shall not exceed Two Thousand Five Hundred Dollars ($2,500) with respect to any single Transfer, such amount to be subject to commercially reasonable increase upon the commencement of the fifth (5th) Lease Year of the Term.

If Tenant enters into any Transfer including a Permitted Transfer with respect to the Premises (or any part thereof), such Transferee shall be liable, jointly and severally, with Tenant, to the extent of the obligation undertaken by or attributable to such Transferee, for the performance of Tenant’s agreements under this Lease (including payment of Rent under the Transfer), and every Transfer shall so provide, without relieving or modifying Tenant’s liability hereunder. The foregoing provision shall be self-operative, but in confirmation thereof, such Transferee shall execute and deliver such instruments as may be reasonably required by Landlord to acknowledge such liability. Following a default by Tenant (subject to any applicable notice and cure periods), Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent and other charges hereunder, but no such assignment or collection shall be deemed a waiver of the provisions of this Section 5.8, or the acceptance of the Transferee as a tenant, or a release of Tenant from direct and primary liability for the further performance of Tenant’s covenants hereunder. The consent by Landlord to a particular Transfer shall not relieve Tenant from the requirement of obtaining the consent of Landlord to any further Transfer.

5.9 ALTERATIONS

Tenant shall make no alterations, additions or improvements to the Premises (any of the foregoing being “Tenant Work”) without the prior written consent of Landlord and only in accordance with the requirements of this Lease and Landlord’s rules and regulations under Section 5.4. Notwithstanding the foregoing, after notice to Landlord but without any requirement for Landlord’s consent, Tenant may perform (i) cosmetic or decorative alterations in the Premises and (ii) other alterations which do not affect the Building’s structure or base building systems and which cost no more than $100,000 in the aggregate for a single project, provided that all such alterations are made in accordance the applicable provisions of this Lease, including without limitation this Section 5.9. Tenant shall obtain all state, local and other necessary permits before undertaking any such alterations, additions or improvements and shall carry such insurance (naming the Indemnitees as additional insureds) and with respect to any project that costs more than $500,000 obtain such payment, performance and lien bonds as Landlord shall require (provided that so long as Tenant has not been in monetary default under this Lease on more than three [3] occasions, subject to any applicable notice and cure periods, then Landlord shall not require Tenant to obtain such bonds). Prior to commencing work, Tenant’s contractors shall provide certificates of insurance to Landlord evidencing that such contractors have sufficient insurance to complete the portion of the Tenant Work for which they are responsible, in such form and amounts as may be approved by Landlord in advance. Any alterations, additions and improvements to the Premises, except movable furniture and trade fixtures, shall belong to Landlord. All alterations, additions and improvements to the Premises shall be at Tenant’s sole cost. Tenant shall pay, when due, the entire cost of all Tenant Work so that the Premises shall always be free of liens for labor or materials. If any mechanic’s lien (which term shall include all similar liens relating to the furnishing of labor and materials) is filed against the Building which is claimed to be attributable to Tenant, its agents, employees, contractors, or persons working under Tenant’s direction or control, then Tenant shall give Landlord immediate notice of such lien and shall discharge the same by payment or filing any necessary bond within ten (10) days after Tenant has notice (from any source) of such lien. Landlord may, as a condition of its approval of any Tenant Work project that costs more than $500,000, require Tenant to deposit with Landlord a bond, letter of credit or other similar security in the amount of Landlord’s reasonable estimate of the value of such Tenant Work securing Tenant’s obligations to make payments for such Tenant Work (provided however that so long as Tenant has not been in monetary default under this Lease on more than three [3] occasions, subject to any applicable notice and cure periods. then Landlord shall not require Tenant to provide any such security). Landlord’s approval of the construction documents shall signify Landlord’s consent to the work shown thereon only and Tenant shall be solely responsible for any errors or omissions contained therein. Any approval of Landlord required under this Section 5.9 shall not be unreasonably withheld, conditioned or delayed.

A consent required from Landlord under this Section 5.9 with respect to a particular Tenant Work matter may be deemed given in accordance with the following procedure. Tenant shall provide an initial written notice to Landlord (which shall include all materials required under this Section 5.9) with the following written on the outside of the delivery envelope: “FAILURE TO RESPOND TO THIS NOTICE WITHIN TWENTY DAYS SHALL RESULT IN THE DEEMED APPROVAL OF A TENANT WORK MATTER AFFECTING ALTUS PHARMACEUTICALS INC.’S TENANCY AT 333 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such request within twenty (20) days after delivery to Landlord, Tenant shall provide another written notice to Landlord (which shall also include all materials required under this Section 5.9) with the following written on the outside of the delivery envelope: “FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF A TENANT WORK MATTER AFFECTING ALTUS PHARMACEUTICALS INC.’S TENANCY AT 333 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such second notice within five (5) Business Days after delivery to Landlord, then the consent required from Landlord with respect to such Tenant Work matter (but no other matter) shall be deemed given.

5.10 SURRENDER

At the expiration of the Term or earlier termination of this Lease, without the requirement of any notice, Tenant shall peaceably surrender the Premises including all alterations and additions thereto and all replacements thereof, including carpeting, any water or electricity meters, and all fixtures and partitions, in any way bolted or otherwise attached to the Premises (which shall become the property of Landlord) except for such alterations and additions as Landlord has directed Tenant to remove when Tenant requested Landlord’s approval for such alterations and additions in accordance with Section 5.9 above (other than cabling, which Tenant shall always be required to remove unless Landlord agrees, in its sole discretion, that Tenant shall not be obligated to remove all or a portion of such cabling), and Tenant shall leave the Premises and improvements in the condition in which the same are required to be maintained under Section 5.1, subject to reasonable wear and tear and damage by casualty. Tenant shall, at the time of termination, remove the goods, effects and fixtures which Tenant is directed or permitted to remove in accordance with the provisions of this Section 5.10, making any repairs to the Premises and other areas necessitated by such removal and leaving the Premises in the condition otherwise required by this Section 5.10. Should Tenant fail to remove any of such goods, effects, and fixtures within ten (10) days after notice by Landlord, the same shall be deemed abandoned by Tenant and may be disposed of by Landlord at Tenant’s expense. In the event that Landlord terminates this Lease pursuant to Section 7.1 and re-enters and possesses the Premises in accordance with the terms of this Lease then Landlord may, without notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property in accordance with the previous sentence and apply the net proceeds to the earliest of installments of Rent or other charges owing Landlord.

5.11 PERSONAL PROPERTY TAXES

Tenant shall pay promptly when due all taxes (and charges in lieu thereof) imposed upon Tenant’s personal property in the Premises, (including, without limitation, fixtures and equipment), no matter to whom assessed.

5.12 SIGNS

No sign, name, placard, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Building without the prior written approval of Landlord. All signs or letterings on doors, or otherwise, approved by Landlord, shall be inscribed, painted or affixed by a person reasonably approved by Landlord and at the sole cost and expense of Tenant. Notwithstanding the foregoing, (a) subject to applicable legal requirements, Tenant shall have the right to install at Tenant’s expense a monument sign provided and maintained by Landlord in front of the Building at a location that is mutually acceptable to Landlord and Tenant, all at Tenant’s expense, subject to Landlord’s prior reasonable approval of the design and location and subject to compliance with all applicable legal requirements, and (b) Landlord will provide initial main lobby, building directory, elevator lobby, and entry signage in Building standard size and location at Landlord’s expense. Tenant shall keep its sign on the Building exterior and its sign on the monument in good condition and repair at Tenant’s expense. So long as Tenant is occupying the entire Building, no signage for any other tenant shall be placed on or around the Building, and if Tenant at any time ceases to occupy the entire Building then Landlord may terminate Tenant’s signage rights for the Building exterior and monument sign and remove Tenant’s exterior and monument signage at Tenant’s expense. Any approval required by Landlord under this Section 5.12 shall not be unreasonably withheld, conditioned or delayed.

A consent required from Landlord under this Section 5.12 with respect to a particular signage issue may be deemed given in accordance with the following procedure. Tenant shall provide an initial written notice to Landlord (which shall include all materials required under this Section 5.12) with the following written on the outside of the delivery envelope: “FAILURE TO RESPOND TO THIS NOTICE WITHIN TEN DAYS SHALL RESULT IN THE DEEMED APPROVAL OF A SIGNAGE ISSUE AFFECTING ALTUS PHARMACEUTICALS INC.’S TENANCY AT 333 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such request within ten (10) days after delivery to Landlord, Tenant shall provide another written notice to Landlord (which shall also include all materials required under this Section 5.12) with the following written on the outside of the delivery envelope: “FAILURE TO RESPOND TO THIS NOTICE WITHIN THREE BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF A SIGNAGE ISSUE AFFECTING ALTUS PHARMACEUTICALS INC.’S TENANCY AT 333 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such second notice within three (3) Business Days after delivery to Landlord, then the consent required from Landlord with respect to such signage issue (but not any future signage issue) shall be deemed given.

ARTICLE VI

CASUALTY AND TAKING

6.1 DAMAGE BY FIRE OR CASUALTY

If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the last paragraph of this Section 6.1, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord by any mortgagee of the Building) to repair or cause to be repaired all damage to the Premises (except for damage to leasehold improvements installed by Tenant without notice to and, if required by this Lease, approval by Landlord). All such repairs made necessary by any negligent act, negligent omission or willful misconduct of Tenant shall be made at the Tenant’s expense to the extent that the cost of such repairs does not exceed the deductible amount in Landlord’s insurance policy, which Landlord represents and warrants is, as of the date hereof, $5,000 (provided that such deductible may change from time to time in Landlord’s sole discretion). All repairs to and replacements of property which Tenant is entitled to remove shall be made by and at the expense of Tenant. If the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage the Annual Fixed Rent and Additional Rent for Operating Expenses and Taxes or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to the property which is to be repaired by or at the expense of Tenant) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty. Landlord shall not be liable for delays in the making of any such repairs which are due to Force Majeure, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

Within thirty (30) days after any casualty, Landlord shall provide Tenant with Landlord’s architect’s good faith estimate of the time to complete such repairs and if such estimate (which shall be non-binding) shall be more than twelve (12) months from the date of the casualty, then Tenant may terminate this Lease and the 610 Lease by notice given to Landlord and landlord under the 610 Lease within thirty (30) days after Tenant’s receipt of Landlord’s architect’s estimate. If Landlord fails to provide Tenant with Landlord’s architect’s good faith estimate of the time to complete such repairs within thirty (30) days after any casualty, Tenant may provide Landlord with a written notice requesting such good faith estimate. If Landlord fails to provide such good faith estimate within thirty (30) days following Tenant’s written request described in the previous sentence, Tenant shall have the right to terminate this Lease and the 610 Lease upon written notice given to Landlord and landlord under the 610 Lease.

If Landlord fails to commence repairs as soon as is reasonably practicable after such damage, and such failure is not due to Force Majeure, and in any event if Landlord does not commence repairs within ninety (90) days of the casualty, Tenant may elect to terminate this Lease and the 610 Lease by notice to Landlord and the landlord under the 610 Lease. If Landlord, having commenced such repair, has not completed the repair of such damage by the date given in any Landlord’s architect’s repair period estimate under the prior paragraph (the “Outside Restoration Date”), Tenant may elect to terminate this Lease and the 610 Lease by notice to Landlord and the landlord under the 610 Lease within twenty (20) days of the Outside Restoration Date, the termination to be effective not less than thirty (30) days after the date on which such termination notice is received by Landlord. The Outside Restoration Date shall be extended for up to sixty (60) days on account of delays caused by Force Majeure. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing the damage, however if the delays continue more than sixty (60) days beyond the initial Outside Restoration Date, Tenant may elect to terminate this Lease in the manner provided above.

If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last eighteen (18) months of the Term and the cost to repair such damage is reasonably estimated to exceed one-third of the total Annual Fixed Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) the Building (or any portion thereof) is so damaged by fire or other casualty (whether or not insured) at any time during the last thirty-six (36) months of the Term (which shall include any extension options that Tenant has exercised or that Tenant exercises following such damage or casualty, it being agreed that if there are any remaining extension options under this Lease, Tenant may exercise the same within sixty (60) days of any such casualty in which case there shall be more than thirty-six (36) months remaining in the Term and Landlord may not exercise such termination rights set forth in this subsection (ii)) that substantial alteration or reconstruction or demolition of the Building (or a portion thereof) shall in Landlord’s judgment be required, or (iii) at any time damage to the Building occurs by fire or other insured casualty and any mortgagee shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property and Landlord determines not to repair such damage, then and in any of such events, this Lease and the Term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days, or such longer period as is required to complete arrangements with any mortgagee regarding such situation, following such fire or other casualty; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is delivered to Tenant. In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Section 1.1 for the end of the Term and the Annual Fixed Rent and Additional Rent for Operating Expenses and Taxes shall be apportioned as of such date.

In the event that the 610 Lease is terminated on account of a casualty event, then this Lease shall be so terminated as of the effective date of the termination of the 610 Lease.

6.2 CONDEMNATION — EMINENT DOMAIN

In case during the Term all or any substantial part of the Premises or the Building are taken by eminent domain or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, this Lease shall terminate at Landlord’s election, which may be made (notwithstanding that Landlord’s entire interest may have been divested) by notice given to Tenant within ninety (90) days after the election to terminate arises, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such taking, subject, however, to the following provisions. If in any such case the Premises are rendered unfit for use and occupation and this Lease is not terminated, Landlord shall use reasonable diligence (following the expiration of the period in which Landlord may terminate this Lease pursuant to the foregoing provisions of this Section 6.2) to put the Premises, or what may remain thereof (excluding any items installed or paid for by Tenant which Tenant may be required to remove pursuant to Section 5.10), into proper condition for use and occupation and a just proportion of the Annual Fixed Rent and Additional Rent for Operating Expenses according to the nature and extent of the injury shall be abated until the Premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Premises, a just proportion of the Annual Fixed Rent and Additional Rent for Operating Expenses and Taxes shall be abated for the remainder of the Term.

If the taking of a part of the Premises and/or parking substantially and adversely interferes with Tenant’s ability to continue its business operations then Tenant may terminate this Lease on written notice to Landlord given not more than thirty (30) days after such taking and effective on the earlier of: (i) the date when title vests; (ii) the date Tenant is dispossessed by the condemning authority; or (iii) sixty (60) days following notice to Tenant of the date when vesting or dispossession is to occur.

6.3 EMINENT DOMAIN AWARD

Except for Tenant’s relocation expenses and Tenant’s property, including equipment and leasehold improvements that Tenant is entitled to remove upon the expiration of the Term (specifically so designated by the court or authority having jurisdiction over the matter) Landlord reserves to itself any and all rights to receive awards made for damages to the Premises, the Building or the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. In the event that the 610 Lease is terminated on account of an eminent domain event, then this Lease shall be so terminated as of the effective date of the termination of the 610 Lease.

ARTICLE VII

DEFAULT

7.1 TERMINATION FOR DEFAULT OR INSOLVENCY

This Lease is upon the condition that:

(a) if Tenant shall fail to perform or observe any of Tenant’s covenants, and if such failure shall continue, (a) in the case of Rent or any sum due Landlord hereunder, for more than five (5) Business Days after Landlord’s notice is given, or (b) in any other case, after notice, for more than thirty (30) days (provided that if correction of any such matter reasonably requires longer than thirty (30) days and Tenant so notifies Landlord within twenty (20) days after Landlord’s notice is given together with an estimate of time required for such cure, Tenant shall be allowed such longer period, but only if cure is begun and diligently pursued within such thirty (30) day period and such delay does not cause increased risk of damage to person or property), or

(b) if more than two (2) notices under clause (a) hereof are properly given in any twelve month period (failure to pay Rent or any other sum for more than five (5) days after the particular due date shall have the same effect under this clause (b) as such a notice), or

(c) if the leasehold hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of Tenant’s property or the property of any guarantor of Tenant’s obligations hereunder (“Guarantor”) for the benefit of creditors, or

(d) if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s or the Guarantor’s property and such appointment is not discharged within sixty (60) days thereafter or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant or the Guarantor under any bankruptcy law or is filed against Tenant or the Guarantor and, in the case of a filing against Tenant only, the same shall not be dismissed within sixty (60) days from the date upon which it is filed, or

(e) if there is a default by Tenant beyond applicable notice and cure periods under the 610 Lease,

then, and in any of said cases (a) — (e), Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein.

Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of Rent or for a prior breach, violation or default of the provisions of this Lease.

Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Tenant further agrees that it shall not interpose any counterclaim in any summary proceeding or in any action based in whole or in part on non-payment of Rent unless the counterclaim is a compulsory counterclaim that must be alleged in the same proceeding.

7.2 REIMBURSEMENT OF LANDLORD’S EXPENSES

In the case of termination of this Lease pursuant to Section 7.1, Tenant shall reimburse Landlord for all reasonable expenses arising out of such termination, including without limitation, all reasonable costs incurred in collecting amounts due from Tenant under this Lease (including attorneys’ fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, Tenant’s allowances, costs of preparing space, maintaining or preserving the Premises after Tenant default, and the like); all of Landlord’s then unamortized costs of special inducements provided to Tenant (including without limitation Rent holidays, Rent waivers, above building standard leasehold improvements and the like) and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination. The provisions of this Section 7.2 shall survive the expiration or earlier termination of this Lease.

7.3 DAMAGES

In the event of the termination of this Lease by Landlord pursuant to Section 7.1, Landlord may elect by written notice to Tenant at any time following such termination that Tenant shall be responsible for loss of Rent by a lump sum payment representing the then present value of the amount of Rent which would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and Additional Rent payable for the Premises for the remainder of the Term following such election (if less than the Rent payable hereunder), estimated as of the date of Landlord’s election, and taking into account reasonable projections of vacancy and time required to re-lease the Premises. (For the purposes of calculating the Rent which would have been paid hereunder for the lump sum payment calculation described herein (x) the last full year’s Additional Rent under Section 2.6 is to be deemed constant for each year thereafter and (y) the Federal Reserve discount rate (or equivalent) shall be used in calculating present values). Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years experience as an appraiser of major office buildings in the Greater Boston area. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. Until such time, if any, when Landlord makes the election provided for in this Section 7.3, Tenant shall pay Landlord for the loss of Rent by a payment at the end of each month which would have been included in the Term, representing the difference between the Rent which would have been paid in accordance with this Lease (Annual Fixed Rent under Section 2.5, and Additional Rent which would have been payable under Section 2.6 to be ascertained monthly) and the Rent actually derived from the Premises by Landlord for such month (the amount of Rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 7.2 which have not been reimbursed by Tenant thereunder).

All rights and remedies of Landlord under this Section 7.3 and elsewhere in this Lease shall be distinct, separate and cumulative, and none shall exclude any other right or remedy of Landlord set forth in this Lease or allowed by law or in equity. Tenant’s obligations under this Section 7.3 shall survive the expiration or earlier termination of the Term.

7.4 MITIGATION

In the event the Lease is terminated pursuant to Section 7.1 and Tenant vacates the Premises, Landlord shall, subject to the provisions of this Section 7.4, use reasonable efforts to relet the Premises and collect the sums due to Landlord as a result of such reletting; provided, however, that any obligation imposed by law upon Landlord to relet the Premises shall be subject to the right of Landlord and its affiliates owning buildings in the Hobbs Brook Office Park to lease other available space prior to reletting the Premises and to lease the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like.

7.5 CLAIMS IN BANKRUPTCY

Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

7.6 INTEREST ON UNPAID AMOUNTS

If any payment of Annual Fixed Rent, Additional Rent, or other payment due from Tenant to Landlord is not paid when due, then without notice and in addition to all other remedies hereunder, Tenant shall pay to Landlord interest on such unpaid amount at the rate of eighteen percent (18%) per annum; provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law. Notwithstanding the foregoing, Landlord shall provide a five (5) day notice and cure period prior to the imposition of such interest on one occasion during any given twelve (12) month period during the Term.

7.7 LATE FEE

If any payment of Annual Fixed Rent, Additional Rent, or other payment due from Tenant to Landlord is not paid within five (5) days after notice, then Landlord may, at its option, in addition to all other remedies hereunder, impose a late charge on Tenant equal to five percent (5%) of the amount in question, which late charge will be due within ten (10) days after notice as Additional Rent.

7.8 EXPENSES AND ATTORNEYS’ FEES

If either party seeks the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of the possession of the Premises and files suit upon the same, and/or seeks the judicial declaration of rights under this Lease, then the prevailing party shall recover its reasonable attorney’s fees and expenses and court costs.

7.9 WAIVER OF TRIAL BY JURY

LANDLORD AND TENANT AGREE THAT TO EXTENT PERMITTED BY LAW, EACH SHALL AND HEREBY DOES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR EMERGENCY OR STATUTORY REMEDY.

ARTICLE VIII

MISCELLANEOUS

8.1 HOLDOVER

If Tenant remains in the Premises after the termination or expiration of the Term, such holding over shall be as a tenant at sufferance at a rent equal to one and one-half (1 1/2) times the Annual Fixed Rent due hereunder for the last month of the Term, and otherwise subject to all the covenants and conditions (including obligations to pay Additional Rent under Section 2.6) of this Lease. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises after the termination or expiration hereof, Landlord may, at its option, re-enter and take possession of the Premises or any part thereof at any time thereafter or by any legal process in force in the state in which the Premises are located.

Notwithstanding the establishment of any tenancy at sufferance following the expiration or earlier termination of the Term, if Tenant fails to vacate the Premises within thirty (30) days after the expiration or earlier termination of the Term, Tenant shall save Landlord harmless, indemnify and defend Landlord against any claim, loss, cost or expense (including reasonable attorneys’ fees by counsel of Landlord’s choice and consequential damages) arising out of Tenant’s failure promptly to vacate the Premises (or any portion thereof) after said thirty (30) day period.

8.2 ESTOPPEL CERTIFICATES

At either party’s request, from time to time, the other agrees to execute and deliver to the requesting party, within twenty (20) days after delivery of such request, a certificate which acknowledges the dates on which the Term begins and ends, tenancy and possession of the Premises and recites such other facts concerning any provision of the Lease or payments made under the Lease which Landlord or a mortgagee or lender or a purchaser or prospective purchaser of the Building or any interest therein or any other party may from time to time reasonably request. Tenant acknowledges that the execution and delivery of such certificates in connection with a financing or sale in a prompt manner constitute requirements of Landlord’s financing and/or property dispositions. Without limitation of the foregoing, Tenant agrees to execute whatever other instruments may be required by the first mortgagee or junior mortgagee to acknowledge such tenancy in recordable form, within twenty (20) days after Landlord’s request, correcting as appropriate any representations which are not then correct.

8.3 NOTICE

Any notice, approval, consent and other like communication hereunder from Landlord to Tenant or from Tenant to Landlord shall be effective only if given in writing and shall be deemed duly delivered if (i) hand delivered, (ii) mailed by prepaid certified or registered mail, return receipt requested, or (iii) delivered by a national overnight delivery service, receipt confirmed. If requested, Tenant shall send copies of all such notices in like manner to Landlord’s mortgagees and any other persons having an interest in the Premises and designated by Landlord. Any notice so addressed shall be deemed duly delivered on the third Business Day following the day of mailing if so mailed by registered or certified mail, return receipt requested, whether or not accepted, or on the date of delivery if hand delivered or sent by overnight delivery service. Communications to Tenant shall be addressed to Tenant’s Authorized Representative at the Original Address of Tenant set forth in Section 1.1 prior to the Term Commencement Date and thereafter at the Premises and a copy of all notices shall be sent to the Chief Financial Officer and the General Counsel of Tenant (both of whom will be located at the Premises). Communications to Landlord shall be addressed to the Landlord’s Address, and a copy of all notices shall be sent to Landlord’s attorneys, Chief Legal Officer, Hobbs Brook Management LLC, P.O. Box 54929, Waltham, Massachusetts 02454-9249 and Richard D. Rudman, Esq., DLA Piper US LLP, 33 Arch Street, 26th Floor, Boston, Massachusetts 02110. Either party may from time to time designate other addresses within the continental United States by notice to the other.

8.4 LANDLORD’S RIGHT TO CURE

At any time and without notice, Landlord may, but need not, cure any failure by Tenant to perform its obligations under this Lease. Whenever Landlord chooses to do so, Tenant shall pay all costs and expenses incurred by Landlord in curing any such failure, including, without limitation, reasonable attorneys’ fees together with an administrative charge equal to fifteen percent (15%) of such costs and expenses (or such higher percentage as may then be customary with respect to first class office buildings in the metropolitan area in which the Premises are located) and interest as provided in Section 7.6.

8.5 SUCCESSORS AND ASSIGNS

This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall inure to the benefit of Tenant and only such Transferees of Tenant as are permitted hereunder. The term “Landlord” means the original Landlord named herein, its successors and assigns. The term “Tenant” means the original Tenant named herein and its permitted successors and assigns.

8.6 BROKERAGE

Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease, except for any broker designated in Section 1.1. Tenant covenants to pay, hold harmless, indemnify and defend Landlord from and against any and all claims, costs, expense or liability (including reasonable attorneys’ fees by counsel of Landlord’s choice) for any compensation, commissions and charges claimed by any broker or agent other than any such broker designated in Section 1.1 with respect to this Lease or the negotiation thereof arising from a breach of the foregoing warranty. Landlord warrants that it has had no dealings with any broker or agent in connection with this Lease, except for any broker designated in Section 1.1. Landlord covenants to pay, hold harmless, indemnify and defend Tenant from and against any and all claims, costs, expense or liability (including reasonable attorneys’ fees by counsel of Tenant’s choice) for any compensation, commissions and charges claimed by any broker or agent other than any such broker designated in Section 1.1 with respect to this Lease or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall be responsible for payment of any brokerage commission to any broker designated in Section 1.1.

8.7 WAIVER

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 5.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant of the Building be deemed a waiver of any such Rules or Regulations. The receipt by Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8 ACCORD AND SATISFACTION

No acceptance by Landlord of a lesser sum than the Annual Fixed Rent and Additional Rent then due shall be deemed to be other than on account of the earliest installment of such Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease. The delivery of keys to Landlord shall not operate as a termination of this Lease or a surrender of the Premises.

8.9 REMEDIES CUMULATIVE

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants or conditions of this Lease or to a decree compelling specific performance of any such covenants or conditions.

8.10 PARTIAL INVALIDITY

If any term of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

8.11 WAIVERS OF SUBROGATION

Any insurance carried by Landlord or Tenant with respect to the Premises or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation and/or recovery against the other party for any injury or loss due to hazards which are actually insured by such party or are required to be insured under the Lease. Landlord and Tenant, notwithstanding any provisions of this Lease to the contrary, hereby waive any rights of recovery against the other party for injury or loss due to hazards which are the subject of insurance under the Lease. For the purposes of this Section 8.11, “Landlord” shall include its mortgagees, agents, employees, managers and/or management companies, officers, directors, attorneys, trustees, independent contractors, and invitees.

8.12 ENTIRE AGREEMENT

This Lease contains all of the agreements between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto.

8.13 NO AGREEMENT UNTIL SIGNED

The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease and no legal obligations shall arise with respect to the Premises or other matters herein until this Lease is executed and delivered by Landlord and Tenant.

8.14 AUTHORIZED REPRESENTATIVES

Tenant designates the person named from time to time as Tenant’s Authorized Representative to take all acts of Tenant hereunder. Landlord may rely on the acts of such Authorized Representative without further inquiry or evidence of authority. Tenant’s Authorized Representative shall be the person so designated in Section 1.1 and such successors as may be named from time to time by the then current Tenant’s Authorized Representative or by Tenant’s president. Landlord designates Donald G. Oldmixon as “Landlord’s Authorized Representative” to take all acts of Landlord hereunder. Tenant may rely on the acts of Landlord’s Authorized Representative without further inquiry or evidence of authority. Landlord’s Authorized Representative shall be the person named in this Section 8.14 and such successors as may be named from time to time by the then current Landlord’s Authorized Representative or by any manager of Landlord.

8.15 NOTICE OF LEASE

Landlord and Tenant agree not to record this Lease. If appropriate, both parties will, at the request of either, execute, acknowledge and deliver a Notice of Lease and a Notice of Termination of Lease Term, each in recordable form. Such notices shall contain only the information required by law for recording (but may also include a summary of Tenant’s rights set forth in Section 2.1.1 if requested by Tenant).

8.16 TENANT AND LANDLORD AS BUSINESS ENTITY

Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant is in compliance with all laws and orders of public authorities applicable to Tenant; (d) Tenant has duly executed and delivered this lease; (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; (f) the Lease is a valid and binding obligation of Tenant in accordance with its terms; and (g) Tenant’s Federal Taxpayer Identification Number is 04-3573277.

Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Landlord is in compliance with all laws and orders of public authorities applicable to Landlord; (d) Landlord has duly executed and delivered this lease; (e) the execution, delivery and performance by Landlord of this Lease (i) are within the powers of Landlord, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Landlord’s property, except by the provisions of this Lease; (f) the Lease is a valid and binding obligation of Landlord in accordance with its terms; and (g) Landlord’s Federal Taxpayer Identification Number is 04-3516936.

8.17 FINANCIAL STATEMENTS

Tenant shall furnish to Landlord within one hundred twenty (120) days after each of Tenant’s fiscal years during the Term an accurate, up-to-date, audited if available, financial statement of Tenant and Guarantor showing Tenant’s, and each Guarantor’s, financial condition for the preceding fiscal year. If not so furnished, Tenant shall furnish the same to Landlord within fifteen (15) days of Landlord’s request therefor. If no audited financial statement is prepared, such statement will be certified by the CFO or Treasurer of Tenant or Guarantor, as applicable. Unless public by other means, Landlord will maintain confidential such statement, except as required by as applicable law or court order; however Landlord may provide such statements to Landlord’s prospective and actual lenders and purchasers, and its and their accountants, attorneys and partners, as long as Landlord advises the recipients of the existence of Landlord’s confidentiality obligation. So long as Tenant is a publicly-traded company that makes public reports as required by the Securities and Exchange Commission, those publicly available-reports shall satisfy all obligations of Tenant under this Section 8.17.

8.18 SECURITY DEPOSIT

On the execution of this Lease, Tenant shall pay to Landlord as a Security Deposit for the performance of the obligations of Tenant hereunder the amount specified in Section 1.1 in the form of cash or, if the amount specified in Section 1.1 equals or exceeds One Hundred Thousand Dollars ($100,000), an irrevocable letter of credit in accordance with the provisions of this Section 8.18.

Tenant shall deliver to Landlord a letter of credit containing all of the following terms and satisfying all of the following conditions (which terms and conditions are hereinafter referred to as the “Letter of Credit Terms and Conditions”): (i) the letter of credit shall be irrevocable, (ii) the letter of credit shall only require the presentation to the issuer of a duly authorized certificate of the holder of the letter of credit stating that Landlord is entitled to draw upon the Letter of Credit under the terms of this Section 8.18, and stating the amount of the requested draw, (iii) the letter of credit shall be payable to Landlord or its successors in interest as the Landlord under this Lease and shall be freely transferable without cost to Landlord or to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) the letter of credit shall be in the amount required under Section 1.1, (v) the letter of credit shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least thirty (30) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, (vi) the letter of credit shall be in form and substance reasonably acceptable to Landlord, and (vii) the letter of credit shall be drawn on a commercial bank or savings and loan association which is reasonably acceptable to Landlord which can be drawn at such institution’s counter New York, New York and/or Boston, Massachusetts (said initial letter of credit security deposit and every renewal thereof and every new letter of credit in replacement or substitution thereof, are hereinafter referred to as the “Letter of Credit Security Deposit”).

Not less than thirty (30) days before the expiration of the initial Letter of Credit Security Deposit and every renewal thereof, Tenant shall deliver to Landlord a renewal of the Letter of Credit Security Deposit or a new Letter of Credit Security Deposit, in either case, except as otherwise expressly provided herein, containing and satisfying the Letter of Credit Security Deposit Terms and Conditions. Notwithstanding the foregoing, the Letter of Credit Security Deposit to be delivered by Tenant for the final period of twelve (12) or fewer months before the expiration of the Term of this Lease shall be for a term ending not sooner than forty-five (45) days after the expiration of the Term of this Lease.

Landlord shall be entitled to draw upon the Letter of Credit Security Deposit for its full amount or any portion thereof if (a) Tenant shall fail to surrender the Premises as required under this Lease on or before the expiration of the Term, or shall otherwise fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, or shall fail to perform any of its obligations under the Lease and transmittal of a default notice is barred by applicable law, or (b) not less than thirty (30) days before the scheduled expiration of the Letter of Credit Security Deposit, Tenant has not delivered to Landlord a new Letter of Credit Security Deposit in accordance with this Section 8.18.

Landlord may, but shall not be obligated to, draw on the Letter of Credit Security Deposit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with the terms of the Lease, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to pay any amount due Landlord hereunder. Landlord’s application of the Letter of Credit Security Deposit shall not contribute to the cure of any default unless and until Tenant reinstates the Security Deposit the full amount required under this Lease at such time (either in the form of cash or a new Letter of Credit Security Deposit compliant with the provisions of this Section 8.18).

Any amount of the Letter of Credit Security Deposit drawn in excess of the amount applied by Landlord to cure any such failure shall be held by Landlord as a cash Security Deposit for the performance by Tenant of its obligations under the Lease. Any cash Security Deposit may be mingled with other funds of Landlord and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obliged to, apply the cash Security Deposit to the extent necessary to pay any amount due Landlord hereunder. Landlord’s application of such a cash Security Deposit shall not contribute to the cure of any default unless and until Tenant reinstates the Security Deposit to the full amount required under this Lease at such time (either in the form of cash or a new Letter of Credit Security Deposit compliant with the provisions of this Section 8.18).

After any such application by Landlord of the Letter of Credit Security Deposit or cash Security Deposit, as the case may be, within twenty (20) days after written demand from Landlord Tenant shall reinstate the Security Deposit to the amount originally required under this Lease at such time (either in the form of cash of a new Letter of Credit Security Deposit compliant with the provisions of this Section 8.18). Provided that Tenant is not then in default under the Lease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within forty-five (45) days after the expiration or sooner termination of the Term the Letter of Credit Security Deposit and any cash Security Deposit, to the extent not applied, shall be returned to the Tenant, without interest.

Tenant shall not have the right to call upon Landlord to apply all or any part of the Security Deposit to cure any default or to fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord.

Upon any conveyance by Landlord of its interest under this Lease, the Security Deposit then held by Landlord shall be delivered by Landlord to Landlord’s grantee or transferee. Upon any such delivery and the written acknowledgment by such grantee or transferee of its receipt and that it shall continue to hold such Security Deposit as required by the terms and provisions of this Lease, Tenant hereby releases Landlord herein named (and each subsequent grantor or transferor) of any and all liability with respect to the Security Deposit, its application and return, and Tenant agrees to look solely to such grantee or transferee.

Except as set forth below, effective as of the first (1st) day of the second (2nd) Lease Year, the amount of the Security Deposit shall be reduced to $1,628,000 by an amendment to the Letter of Credit Security Deposit or a replacement of the Letter of Credit Security Deposit reflecting such reduced amount. On the first (1st) day of the third (3rd) Lease Year and on the first (1st) day of each Lease Year thereafter, the amount of the Security Deposit shall be reduced by ten percent (10%) of the then-current amount of the Security Deposit by further amendment to the Letter of Credit Security Deposit or a replacement of the Letter of Credit Security Deposit in reflecting such reduced amount. Notwithstanding any provisions in this paragraph providing such reductions in the Security Deposit, such reductions shall not be permitted if Tenant is in default (after expiration of all applicable cure periods) under this Lease at the time of such reduction. Notwithstanding anything to the contrary contained herein, any draw by Landlord of the Letter of Credit shall only be for the amount necessary to cure the default; if Landlord draws more than the amount necessary to cure the default, then any cash excess shall constitute a cash security deposit and Tenant shall only be obligated to restore the Letter of Credit to the then applicable Security Deposit less the amount of cash held by Landlord unless Landlord delivers the cash to Tenant.

8.19 LANDLORD DEFAULT.

If Landlord shall default in its express obligations set forth in this Lease (subject to any applicable notice and cure periods) and such default affects Tenant’s use of the Premises for a period of thirty (30) days after written notice thereof from Tenant (or, if such default cannot reasonably be cured within such thirty (30) day period, such longer period as is reasonably required under the circumstances so long as Landlord has in good faith commenced such cure within such thirty (30) day period and thereafter prosecutes the same with reasonable diligence to completion), then Tenant may (but shall not be obligated) immediately or at any time thereafter, upon written notice to Landlord, perform the obligation of Landlord under this Section 8.19, provided that all work to perform the obligation (x) is performed solely within the Premises, (y) does not affect any equipment or facilities serving other tenants (if any) and (z) is performed in a good and workmanlike manner by a contractor experienced in the applicable discipline. If Tenant, in connection therewith, makes any expenditure or incurs any obligations for the payment of money, then Landlord shall reimburse Tenant all sums so paid or incurred, within thirty (30) days after written demand to Landlord therefor accompanied by reasonable back-up documentation.

In the event that Landlord has not reimbursed such amounts to Tenant within such thirty (30) day period, then Tenant may receive a credit against Annual Fixed Rent due under this Lease pursuant to the express provisions of this Section 8.19. After the expiration of such thirty (30) day period after Tenant has demanded reimbursement for such sums, Tenant shall provide written notice that Landlord has not reimbursed such amounts to Landlord and any mortgagee of Landlord of whom Tenant has been given written notice (and such notice from Tenant to such mortgagee shall include, at a minimum, the amount due to Tenant as well as a copy of Tenant’s original reimbursement request to Landlord [including the back-up documentation submitted therewith]). If such reimbursement has not been paid to Tenant within thirty (30) days after Landlord and, if applicable, such mortgagee(s) have been given such notice, then Tenant shall receive a credit against the following payment of Annual Fixed Rent due to Landlord equal to the amount of such unpaid reimbursement; provided that (x) in the event Landlord disputes in good faith any amounts claimed by Tenant, Tenant shall not be entitled to a credit with respect to such disputed amounts (but may receive a credit with respect to any amounts not in dispute) until the dispute is resolved by arbitration as set forth below and (y) such credit shall not exceed twenty percent (20%) of the amount of Annual Fixed Rent due for any given month (provided that Tenant may be provided such credit for multiple months until Tenant has received the full amount of credit due). In the event that Tenant is entitled to such a credit, and Tenant has not been provided such credit due to the limitation set forth in clause (y) of the foregoing sentence, then Landlord shall pay the amount of such credit to Tenant within thirty (30) days after the expiration the Term or the earlier termination of this Lease (provided that such payment to Tenant shall be reduced by any outstanding amounts due to Landlord from Tenant at such time).

If Landlord disputes in good faith any amount claimed by Tenant under this Section 8.19, and if such dispute has not been settled by agreement, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association within thirty (30) days after Tenant’s second written demand for reimbursement was submitted to Landlord and, if applicable, Landlord’s mortgagee(s). The arbitration panel shall consist of one (1) person selected by each of Landlord and Tenant, and a third arbitrator jointly selected by the first two arbitrators. The arbitration shall be conducted in Boston, Massachusetts. None of the arbitrators shall have a then existing contractual or attorney-client relationship with Landlord or Tenant. The arbitrators shall render a written decision stating the reasons therefor. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. The prevailing party in such proceeding shall be entitled to claim and collect its reasonably incurred third-party attorneys’ fees in connection with such arbitration from the other party, as well as any reasonable costs incurred on account of payment to the three arbitrators.

8.20 MISCELLANEOUS PROVISIONS

This Lease may be executed in counterparts and shall constitute the agreement of Landlord and Tenant whether or not their signatures appear in a single copy hereof. This Lease shall be construed as a sealed instrument and shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts as the same may from time to time exist. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases “persons acting under Tenant” or “persons claiming under Tenant” or similar phrases are used, the persons included shall be all employees, agents, independent contractors and invitees of Tenant or of any Transferee of Tenant. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion option or other right or option, the exercise of such right or option (and notice thereof) must be unconditional to be effective, time always being of the essence to the exercise of such right or option; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder may be given or withheld in the sole absolute discretion of the party whose consent or approval is required. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other documents relating hereto may be reproduced by any party by photographic, microfilm, microfiche or other reproduction process and the originals thereof may be destroyed; and each party agrees that any reproductions shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not reproduction was made in the regular course of business) and that any further reproduction of such reproduction shall likewise be admissible in evidence. This Lease may be amended only by a writing signed by all of the parties hereto. Any reference in this Lease to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years as applicable. “Business Day” shall mean any day of the week other than Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts are obligated or authorized by law or executive action to be closed to the transaction of normal banking business. In the event the time for performance of any obligation hereunder expires on any day other than a Business Day the time for performance shall be extended to the next Business Day. Time shall be of the essence in the performance of Landlord’s and Tenant’s obligations hereunder. Landlord waives all statutory and contractual liens or any other so-called “landlord’s lien” which it may be entitled to assert against any of Tenant’s property as security for the payment of Annual Fixed Rent or the performance of any other obligation of Tenant hereunder. Without limitation of the generality of the foregoing, Landlord acknowledges that Tenant may pledge security interests in Tenant’s property.

8.21 CONFIDENTIAL INFORMATION

“Confidential Information” means any scientific, technical, trade or business information (but not Tenant’s financial statements, which shall be governed by Section 8.17) possessed or obtained by, developed for or given to Tenant which is treated by Tenant as confidential or proprietary, whether or not labeled “Confidential”. “Confidential Information” does not include information which (i) was known to Landlord at the time it was disclosed, other than by previous disclosure by Tenant; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Lease; or (iii) is lawfully and in good faith made available to Landlord by a third party.

During the Term and thereafter, Landlord shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person any Confidential Information received by Landlord or observed by Landlord; provided, however, that Landlord may provide such Confidential Information to those within its organization and Landlord’s prospective and actual lenders and purchasers, and its and their accountants, attorneys and partners, as long as Landlord advises the recipients of the existence of Landlord’s confidentiality obligation. During the Term and thereafter, Landlord shall use Tenant’s Confidential Information solely for the purposes contemplated in the Lease. If required, Landlord may disclose Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Tenant.

This provision shall survive the termination or expiration of this Lease.

8.22 TENANT’S EQUIPMENT FINANCING

Tenant may request that Landlord execute a landlord lien waiver in favor of Tenant’s equipment lender, provided, however, that Landlord shall have no obligation to execute any landlord lien waiver that is commercially reasonable, in Landlord’s reasonable discretion.

ARTICLE IX

LANDLORD’S LIABILITY AND ASSIGNMENT FOR FINANCING

9.1 LANDLORD’S LIABILITY

Tenant agrees to look only to Landlord’s interest in the Land and Building for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. If Landlord from time to time transfers its interest in the Land and Building (or part thereof which includes the Premises), then from and after each such transfer Tenant shall look solely to the interests in the Land and Building of each of Landlord’s transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument, so long as such transferee has assumed the obligations of Landlord hereunder). The obligations of Landlord shall not be binding on any partners, mortgagees, members, managers, directors, officers, trustees, or beneficiaries of Landlord or of any successor, individually, but only upon Landlord’s or such successor’s interest described above. The obligations of Tenant shall not be binding on any partners, shareholders, members, managers, directors, officers, trustees, or beneficiaries of Tenant, individually, but only upon Tenant or any successor or assign of Tenant.

Except for the negligence or willful misconduct of Landlord or any of the Indemnitees (as such term is defined in Section 5.5.1), Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury or damage to any person or property whatsoever. Except as provided in this Lease, in no event shall Landlord or Tenant ever be liable for any indirect or consequential damages. It is expressly agreed by Landlord and Tenant that business interruption costs and expenses are indirect and consequential damages under the terms of this Lease and no other property assets of Landlord shall be subject to levy, execution or other enforcement procedures for satisfaction of any judgment or decree in favor of Tenant.

9.2 ASSIGNMENT OF RENTS

If, at any time and from time to time, Landlord assigns this Lease or the Rents payable hereunder to the holder of any mortgage on the Building, or to any other party for the purpose of securing financing (the holder of any such mortgage and any other such financing party are referred to herein as the “Financing Party”), whether such assignment is conditional in nature or otherwise, the following provisions shall apply:

(a) Such assignment to the Financing Party shall not be deemed an assumption by the Financing Party of any obligations of Landlord hereunder unless such Financing Party shall, by written notice to Tenant, specifically otherwise elect;

(b) Except as provided in (a) above and (c) and (d) below, the Financing Party shall be treated as having assumed Landlord’s obligations hereunder (subject to Section 9.1) only upon foreclosure of its mortgage (or voluntary conveyance by deed in lieu thereof) and the taking of possession of the Premises from and after foreclosure and, with respect to obligations regarding return of the Security Deposit, only upon receipt of the funds constituting such Security Deposit:

(c) Subject to Section 9.1, the Financing Party shall be responsible for only such breaches under the Lease by Landlord which occur during the period of ownership by the Financing Party after such foreclosure (or voluntary conveyance by deed in lieu thereof) and taking of possession, as aforesaid; and

(d) In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this Lease, Tenant agrees to give any Financing Party, by registered mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been reasonably notified, in writing, (whether by way of written notice of an assignment of lease, execution of a subordination, non-disturbance and attornment agreement, or otherwise) of the address of such Financing Party. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided under this Lease, such Financing Party shall have forty-five (45) days after the last date on which Landlord could have cured such default within which such Financing Party will be permitted to cure such default.

In all events, any liability of a Financing Party shall be limited to the interest of such Financing Party in the Land and Building, and in no event shall a Financing Party ever be liable for any indirect or consequential damages.

Tenant hereby agrees to enter into such commercially reasonable agreements or instruments as may be requested from time to time in confirmation of the foregoing.

ARTICLE X

SUBORDINATION AND NON-DISTURBANCE

This Lease shall be subject and subordinate to any first mortgage and to any junior mortgage that has been approved by the first mortgagee that may now or hereafter be placed upon the Building and/or the Land and to any and all advances to be made under such mortgages and to the interest thereon, and all renewals, extensions and consolidations thereof; provided that this Lease shall only be subject and subordinate to any such mortgage if the mortgagee executes a subordination and non-disturbance agreement (in mortgagee’s standard form) whereby such mortgagee agrees that, in consideration of Tenant’s subordination of the Lease to any such mortgage, the mortgagee shall not disturb the Tenant’s leasehold interest in the Premises so long as Tenant is not in default under this Lease (subject to any applicable notice and cure period). Any mortgagee may elect to give this Lease priority to its mortgage, except that the Lease shall not have priority to (i) the prior right, claim and lien of such mortgagees in, to and upon any insurance proceeds and the disposition thereof under the mortgage; (ii) the prior right, claim and lien of such mortgagees in, to and upon any award or compensation heretofore or hereafter to be made for any taking by eminent domain of any part of the Premises, and to the right of disposition thereof under the mortgage; and (iii) any lien, right, power or interest, if any, which may have arisen or intervened in the period between the recording of the mortgages and the execution of this Lease, or any lien or judgment which may arise any time under the terms of this Lease. In the event of such election and upon notification by such mortgagee, this Lease shall be deemed prior in lien to the said mortgage. This Article X shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver whatever commercially reasonable instruments may be required by the first mortgagee or junior mortgagee to acknowledge such subordination or priority in a recordable form. Landlord hereby represents that as of the date of this Lease there is no mortgage encumbering the Building or the Land.

ARTICLE XI

ROOF SPACE

11.1 ANTENNA.

(a) From the Term Commencement Date until the expiration or earlier termination of this Lease, Tenant shall have an irrevocable license to use any portion of the roof not used in connection with the operation of the Building and enjoy 24-hour access thereto (the “Rooftop License”) at a technologically sufficient location to be proposed by Tenant and approved by Landlord (the “Rooftop Installation Area”). The Rooftop Installation Area is to be used by Tenant solely for the installation, operation, maintenance, repair and replacement during the Term of this Lease of an antenna and related equipment, to be located in a vertical chase reasonably designated by Landlord (collectively, the “Antenna”). Without limiting the generality of the foregoing, Tenant shall not install the Antenna without Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant’s installation and operation of the Antenna and its obligations with respect thereto shall be all in accordance with the terms, provisions, conditions and agreements contained in this Lease. Any equipment currently located on the rooftop of the Building (other than any functional Building systems) shall be removed prior to the Term Commencement Date, and so long as Tenant leases one hundred percent (100%) of the Rentable Floor Area of Building Landlord shall not permit another party to use the rooftop for communications purposes nor shall Landlord use the rooftop for communications purposes.

(b) Tenant shall install the Antenna in the Rooftop Installation Area at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the applicable provisions of this Lease. Landlord shall not be obligated to perform any work or incur any expense to prepare the Rooftop Installation Area for Tenant’s use thereof.

(c) Prior to commencing installation of the Antenna, Tenant shall provide Landlord with (i) copies of all required permits, licenses and authorizations which Tenant will obtain at its own expense and which Tenant will maintain at all times during the operation of the Antenna (and Landlord shall reasonably cooperate with Tenant in Tenant’s efforts to procure the same, at no cost or expense to Landlord); and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the Antenna. Tenant agrees to reimburse Landlord for reasonable third-party expenses incurred in connection with the review and approval of Tenant’s plans showing the proposed installation of the Antenna.

(d) Tenant shall pay to Landlord as Additional Rent (the “Antenna Rent”), all applicable taxes or governmental charges, fees, or impositions imposed upon Landlord and arising out of Tenant’s use of the Rooftop Installation Area, and the amount, if any, by which Landlord’s insurance premiums increase as a result of the installation of the Antenna.

(e) Within fifteen (15) days following the expiration or earlier termination of the Lease or the permanent termination of the operation of the Antenna by Tenant, Tenant shall, at its sole cost and expense, (i) remove the Antenna from the Rooftop Installation Area and the Building in accordance with the terms hereof, (ii) leave the Rooftop Installation Area in good order and repair, reasonable wear and tear and damage by casualty excepted and (iii) pay all amounts due and owing with respect to the Rooftop License up to the date of the termination thereof. If Tenant does not remove the Antenna when so required, the Antenna shall become Landlord’s property and, at Landlord’s election, Landlord may remove and dispose of the Antenna and charge Tenant for all costs and expenses incurred as Additional Rent. Notwithstanding that Tenant’s use of the Rooftop Installation Area shall be subject at all times to and shall be in accordance with the terms, covenants, conditions and agreements contained in this Lease, the Rooftop Installation Area shall not be deemed part of the Premises. All Tenant obligations under this Section 11.1(e) shall survive the Term of this Lease.

(f) A consent required from Landlord under this Section 11.1 with respect to a particular Rooftop License matter may be deemed given in accordance with the following procedure. Tenant shall provide an initial written notice to Landlord (which shall include all materials required under this Section 11.1) with the following written on the outside of the delivery envelope: “FAILURE TO RESPOND TO THIS NOTICE WITHIN TWENTY DAYS SHALL RESULT IN THE DEEMED APPROVAL OF ROOFTOP LICENSE MATTER AFFECTING ALTUS PHARMACEUTICALS INC.’S TENANCY AT 333 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such request within twenty (20) days after delivery to Landlord, Tenant shall provide another written notice to Landlord (which shall also include all materials required under this Section 11.1) with the following written on the outside of the delivery envelope: “FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF A ROOFTOP LICENSE MATTER AFFECTING ALTUS PHARMACEUTICALS INC.’S TENANCY AT 333 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such second notice within five (5) Business Days after delivery to Landlord, then the consent required from Landlord with respect to such Rooftop License matter (but no other matter) shall be deemed given.

Executed to take effect as a sealed instrument.

LANDLORD:
275 WYMAN LLC
By:	/s/ Donald G. Oldmixon

Donald G. Oldmixon, Manager
TENANT:
ALTUS PHARMACEUTICALS INC.
By:	/s/ Jonathan I. Lieber

Name: Jonathan I. Lieber
Title: Vice President, Chief Financial Officer and Treasurer

Exhibit A-1

Plan of Premises

(See attached.)

[Floor Plans Omitted – Not Material to Investors]

Exhibit A-2

Parking Plan

(See attached.)

[Parking Plan Omitted – Not Material to Investors]

Exhibit B

Tenant’s Initial Construction

1. Plans and Specifications.

(a) Preparation of Plans. Tenant shall prepare at Tenant’s cost, subject to the Improvement Allowance, as hereinafter defined, plans (“Tenant’s Plans”) for the construction and layout of the Premises. Tenant shall employ engineers reasonably acceptable to Landlord for all mechanical, electrical and plumbing engineering design work. Tenant shall consult with Landlord from time to time as Tenant’s Plans are being prepared and Tenant’s Plans shall be subject to Landlord’s prior written approval prior to the commencement of construction. Landlord shall not unreasonably withhold, condition, or delay Landlord’s approval of the Tenant Plans, and if, for any reason, Landlord does not approve Tenant’s Plans, it shall state specifically the reasons therefor. Landlord need not approve, any items or aspects of Tenant’s Initial Construction (as defined in Section 3.3 of the Lease) which in Landlord’s reasonable judgment (i) would delay other work in the Building, (ii) would increase the cost of operating the Building or performing any other work in the Building, (iii) are incompatible with the design, quality, equipment or systems of the Building, (iv) would require unusual expense to readapt the Premises to general purpose office use or (v) otherwise do not comply with the provisions of this Lease (including, without limitation, Section 5.9). So long as the submittal of Tenant’s Plans to Landlord includes a written statement that the failure to provide comments thereto within five (5) Business Days after Landlord’s receipt thereof, then Landlord’s failure to provide comments to Tenant’s Plans or reject Tenant’s Plans prior to the expiration of such five (5) Business Day period shall be deemed Landlord’s approval thereof.

(b) Change Orders. Tenant’s Plans shall not be changed or modified by Tenant after approval by Landlord without the further approval in writing (“Change Order”) by Landlord. Any Change Orders that are consistent with Tenant’s Plans will not require Landlord’s approval, but Tenant shall provide written notice thereof (and a copy of such Change Order) to Landlord. Any other Change Orders shall be approved or rejected by Landlord within three (3) Business Days after Landlord’s receipt thereof. So long as the submittal of any Change Order to Landlord includes a written statement that the failure to provide comments thereto within three (3) Business Days after Landlord’s receipt thereof, then Landlord’s failure to provide comments to any Change Order or reject any Change Order prior to the expiration of such three (3) Business Day period shall be deemed Landlord’s approval thereof. Change Orders may be submitted to Landlord at weekly construction meetings regarding Tenant’s Initial Construction.

2. Tenant’s Initial Construction.

(a) General. Landlord and Tenant and their authorized representatives shall be kept fully apprised and informed of the construction process, and shall have the right to inspect Tenant’s Initial Construction and Landlord’s Work, as applicable, from time to time and to attend construction job-site meetings.

(b) Tenant’s Architect/Engineers. Tenant has retained, and Landlord has approved, Industrial Facilities Design Inc. as “Tenant’s Architect” for Tenant’s Initial Construction. If an architect other than Landlord’s architect is selected by Tenant, Tenant shall provide a letter from such architect to Landlord stating that the architect has carefully reviewed the requirements of this Exhibit B, of any design manual or handbook provided to Tenant by Landlord with respect to the Tenant’s Initial Construction (including, but not limited to, Landlord’s Construction Manual), and of any Tenant’s Initial Construction design schedule, and that Tenant’s Architect will comply with all such requirements including without limitation the submission deadlines stated in any Tenant’s Initial Construction design schedule.

Tenant shall be solely responsible for the liabilities and expenses of all architectural and engineering services relating to Tenant’s Initial Construction (subject to reimbursement from the Improvement Allowance) and for the adequacy and completeness of Tenant’s Plans submitted to Landlord.

(c) Performance of Tenant’s Initial Construction. Tenant’s Initial Construction shall be performed in accordance with Tenant’s Plans and any Change Orders approved by Landlord.

By its execution of the Lease, and submission of Tenant’s Plans and any Change Orders, Tenant will be deemed to have approved of, and shall be legally responsible for, such Tenant’s Plans and Change Orders. Landlord shall not be responsible for any aspects of the design or construction of Tenant’s Initial Construction, the correction of any defects therein, or any delays in the completion thereof. Tenant shall be responsible for building standard costs of Building services or facilities (such as electricity, HVAC, and cleaning) required to implement Tenant’s Initial Construction and other variable costs to the extent required to be paid by Tenant under the Lease (such as for review, inspection, and testing). All payments required to be made by Tenant hereunder, whether to Landlord or to third parties, shall be deemed Additional Rent for purposes of Article VII of this Lease.

Tenant’s Initial Construction shall be made in accordance with the requirements of this Exhibit B. Tenant’s Initial Construction must comply with the Building Code in effect for the municipality in which the Building is located and the requirements, rules and regulations of any governmental agencies having jurisdiction. Tenant must deliver to Landlord copies of all required permits and approvals prior to the commencement of Tenant’s Initial Construction.

(d) Tenant Contractor. Any independent contractor of Tenant (or any employee or agent of Tenant) performing Tenant’s Initial Construction shall be a “Tenant Contractor” and shall be subject to all of the terms, conditions and requirements contained in the Lease. The identity and qualifications of each Tenant Contractor shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed.

Without limitation, Tenant shall require each Tenant Contractor to adjust and coordinate Tenant’s Initial Construction to meet the schedule or requirements of other work being performed by or for Landlord throughout the Building. Tenant shall insure that each Tenant Contractor shall take all reasonable steps to assure that any work is carried out without disruption from labor disputes arising from whatever cause, including, without limitation, disputes concerning union jurisdiction and the affiliation of workers employed by said Tenant Contractor or its subcontractors. Tenant shall be responsible for, and shall reimburse Landlord for, all costs and expenses, including, without limitation, attorney’s fees incurred by Landlord in connection with any breach by the contractor of such obligations.

At all times while performing Tenant’s Initial Construction, Tenant and each Tenant Contractor shall not discriminate against any individual because of race, color, sex, religion or national origin and will, as may be required by the municipality in which the Building is located or any other public authority having jurisdiction, comply with all applicable laws, regulations and equal opportunity policies generally adhered to by comparable office buildings in the same geographic area as the Building.

In all events, Tenant shall indemnify the Indemnitees in the manner provided in Section 5.5.1 of this Lease against any claim, loss or cost arising out of any interference with, or damage to, any work in the Building being done by Landlord, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant Contractor in the performance of Tenant’s Initial Construction.

(e) Insurance. Tenant shall, and Tenant shall cause all Tenant Contractors to, purchase and maintain the insurance in the coverages and limits set forth in the Landlord’s Construction Manual, and prior to the commencement of Tenant’s Initial Construction, Tenant shall provide Landlord with the following:

(i)	A list of each Tenant Contractor and/or subcontractors for Landlord’s approval, such approval to be exercised reasonably and without undue delay.

(ii)	Tenant’s and all Tenant Contractors’ and subcontractors’ insurance certificates in accordance with the Landlord’s Construction Manual.

(f) General.

All demolition, removals, or other categories of work that may inconvenience other tenants or disturb Building operations must be scheduled and performed before or after normal Building hours, and Tenant shall provide the Building manager with at least twenty-four (24) hours’ notice prior to proceeding with such work. Tenant must schedule and coordinate all aspects of work with the Building manager and Building engineer.

At least twenty-four (24) hours’ prior notice must generally be given to the Building management office prior to the shutdown of fire, sprinkler and other alarm systems. In the event that such work unintentionally alerts the Fire or Police Department for the municipality in which the Building is located through an alarm signal, then Tenant shall be liable for any fees or charges levied by the such Fire or Police Department in connection with such alarm. Tenant shall pay to Landlord such charges as may from time to time be in effect with respect to any such shutdown described herein.

Upon completion of the Tenant’s Initial Construction, Tenant shall submit to Landlord a permanent certificate of occupancy (if available in the city or town in which the Premises are located) and final approval by the other governmental agencies having jurisdiction (to the extent required, available and not delayed on account of Landlord’s Work).

A consent required from Landlord under this Exhibit B with respect to a particular Tenant’s Initial Construction matter may be deemed given in accordance with the following procedure. Tenant shall provide an initial written notice to Landlord (which shall include all materials required under this Exhibit B) with the following written on the outside of the delivery envelope: “FAILURE TO RESPOND TO THIS NOTICE WITHIN TEN DAYS SHALL RESULT IN THE DEEMED APPROVAL OF A TENANT’S INITIAL CONSTRUCTION MATTER AFFECTING ALTUS PHARMACEUTICALS INC.’S TENANCY AT 333 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such request within ten (10) days after delivery to Landlord, Tenant shall provide another written notice to Landlord (which shall also include all materials required under this Exhibit B) with the following written on the outside of the delivery envelope: “FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF A TENANT’S INITIAL CONSTRUCTION MATTER AFFECTING ALTUS PHARMACEUTICALS INC.’S TENANCY AT 333 WYMAN STREET IN WALTHAM, MASSACHUSETTS.” If Landlord does not respond to such second notice within five (5) Business Days after delivery to Landlord, then the consent required from Landlord with respect to such Tenant Work matter (but no other matter) shall be deemed given.

3. Improvement Allowance.

Landlord shall provide Tenant with an allowance for the costs (“Allowance Costs”) of constructing Tenant’s Initial Construction (including, without limitation, architectural and engineering fees with respect thereto) in an amount not to exceed the Improvement Allowance, as such term is defined in Section 1.1 of this Lease. Allowance Costs shall also include costs of “Tenant’s Initial Construction” under the 610 Lease (i.e., Tenant may apply the Improvement Allowance under this Lease towards “Allowance Costs” under the 610 Lease). In addition, Landlord shall provide Tenant with an allowance for the costs of completing all space planning, design drawings and specifications in an amount not to exceed the Space Planning Allowance, as such term is defined in Section 1.1 of this Lease. Collectively, the Improvement Allowance and the Space Planning Allowance are referred to herein as the “Allowance.” All construction and design costs for the Premises in excess of the Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor.

The Allowance shall be disbursed as requisitioned by Tenant but in no more than four (4) disbursements. For each disbursement, Tenant shall submit a requisition package to Landlord prior to the first day of the month, with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Allowance Costs and have been incurred and paid for by Tenant, and appropriate back-up documentation including, without limitation, lien releases (in a form approved by Landlord), paid invoices and bills. The final requisition package shall further include an executed estoppel letter under this Lease, a certificate of Tenant’s Architect that Tenant’s Initial Construction has been completed in accordance with the Tenant’s Plans and any Change Orders approved by Landlord, lien releases from each Tenant Contractor and all subcontractors, a set of “as-built” plans of Tenant’s Initial Construction certified by Tenant’s Architect or Contractor, and an original certificate of occupancy. Landlord agrees that any requisition may be made on the AIA short form.

Exhibit B-1

Landlord’s Work

[Graphics and Chart Omitted – Not Material to Investors]

Exhibit B-2

Landlord’s Work Schedule

(See attached.)

[Chart Omitted – Not Material to Investors]

Exhibit C

Confirmation of Lease Commencement

Reference is made to the Lease dated October      , 2007 between 275 Wyman LLC, as Landlord and Altus Pharmaceuticals, as Tenant (the “Lease”). The terms listed below are used as defined in the Lease.

Landlord and Tenant confirm the following:
Term Commencement Date:	—
Term Expiration Date:	—

Executed as a Massachusetts instrument under seal as of      .

LANDLORD:

275 WYMAN LLC

By:

Name:

Title

TENANT:

ALTUS PHARMACEUTICALS INC.

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

     County, ss.

On this      day of      , 200_, before me, the undersigned notary public, personally appeared      , proved to me through satisfactory evidence of identification, which was      , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily, for its stated purpose, as      of      , a      .

(official signature and seal of notary)
My commission expires

COMMONWEALTH OF MASSACHUSETTS

     County, ss.

On this      day of      , 200_, before me, the undersigned notary public, personally appeared      , proved to me through satisfactory evidence of identification, which was      , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily, for its stated purpose, as      of      , a      .

(official signature and seal of notary)
My commission expires

Exhibit D

HEAT AND AIR CONDITIONING SPECIFICATION

For office areas:  70 — 74 — deg. F, 45 – 55% r/h  - Systems should be capable of delivering 20 CFM ( cubic feet per minute ) per person of make air during occupied periods.